Exhibit 2.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT BEAM THERAPEUTICS INC. TREATS AS PRIVATE OR CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BEAM THERAPEUTICS INC.,

GALILEO MERGER SUB I, INC.,

GALILEO MERGER SUB II, LLC,

GUIDE THERAPEUTICS, INC.,

SHAREHOLDER REPRESENTATIVE SERVICES LLC, AS SHAREHOLDERS’ REPRESENTATIVE,

AND

THE COMPANY HOLDERS SIGNATORY HERETO
(solely for purposes of Section 2.12)

DATED AS OF FEBRUARY 22, 2021

i

Exhibits
Exhibit A:	Form of Letter of Transmittal
Exhibit B:	Form of Escrow Agreement
Exhibit C:	Form of Non-Compete and Restrictive Covenant Agreement
Exhibit D:	Form of Consulting Agreement
Exhibit E:	[**]

Annexes
Annex I:	Company Holder Information
Annex II:	Seller Transaction Expenses
Annex III:	Change of Control Payments
Annex IV:	Cost Basis Information

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) dated as of February 22, 2021, is made by and among Beam Therapeutics Inc., a Delaware corporation (“Buyer”), Galileo Merger Sub I, Inc., a Delaware corporation, and a wholly-owned direct subsidiary of Buyer (“Merger Sub”), Galileo Merger Sub II, LLC, a Delaware limited liability company, and a wholly-owned direct subsidiary of Buyer (“Merger Sub II”), Guide Therapeutics, Inc., a Delaware corporation (the “Company”), each Company Holder (as defined below) signatory hereto (solely for purposes of Section 2.12), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the Shareholders’ Representative.

Recitals

WHEREAS, the board of directors of the Company and Merger Sub have each (i) determined that the merger of Merger Sub with and into the Company (the “Merger”) with the Company surviving on the terms and subject to the conditions set forth in this Agreement and the Delaware General Corporation Law (the “DGCL”) is advisable and in the best interest of their respective stockholders to consummate; and (ii) approved the Merger on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Buyer as the sole member of Merger Sub II and the board of directors of the Company and Merger Sub have each (i) determined that, immediately following the Merger, the merger of the Surviving Corporation (as defined below) with and into Merger Sub II (the “Subsequent Merger” and, together with the Merger, the “Mergers”), with Merger Sub II surviving on the terms and subject to the conditions set forth in this Agreement, the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”) is advisable and in the best interest of their respective members and stockholders, as applicable, to consummate; and (ii) approved the Subsequent Merger on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, promptly following the execution of this Agreement, the Company will distribute an action by written consent in lieu of a meeting pursuant to which stockholders of the Company representing the affirmative vote of the Company Capital Stock required to approve and authorize the Company’s execution and delivery of this Agreement and the Mergers will be asked to adopt this Agreement and approve the Mergers;

WHEREAS, it is intended that for U.S. federal income Tax purposes the Mergers contemplated herein shall together be treated as an integrated transaction and qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the parties hereby adopt this agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g); and

WHEREAS, the consideration payable to the securityholders of the Company as a result of the Mergers shall be allocated among the holders of securities of the Company in accordance with the provisions of this Agreement and the Charter (as defined below).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parties (as defined below) agree as follows:

ARTICLE 1

Defined Terms

Definitions.  For purposes of this Agreement, the capitalized terms set forth in this ARTICLE 1 shall have the meanings set forth herein.

Section 1.1.“Accounting Firm” is defined in Section 2.17(e).

Section 1.2.“Accounting Principles” means GAAP as in effect on the Most Recent Balance Sheet Date and, to the extent consistent with GAAP, using the same accounting methods, principles, practices, procedures and estimation methodologies as those utilized in the preparation of the Most Recent Balance Sheet.

Section 1.3.[**]

Section 1.4.“Action” means any claim, controversy, action, cause of action or suit, litigation, assessment, arbitration, mediation, investigation, audit, dispute, hearing, charge, complaint, demand, notice, opposition, interference or proceeding (in each case, whether in contract, tort or otherwise, whether at law or in equity, and whether civil or criminal) that is commenced, brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Entity, but (except as used in Section 4.6) excluding the review and response to compliance filings and review and processing of applications for Permits.

Section 1.5.“Additional Filing Date” is defined in Section 2.8(a)(iii).

Section 1.6.“Additional Registration Statement” is defined in Section 2.8(a)(iii).

Section 1.7.“Additional Merger Consideration” means:

(i)Any cash disbursements made to Company Holders by the Shareholders’ Representative in accordance with Section 2.12(h);

(ii)any cash disbursements made to Company Holders in accordance with Section 2.17; and

(iii)Milestone Payments (if any) payable pursuant to Section 2.18.

Section 1.8.“Additional Merger Consideration Per Share Amount” means, with respect to any Additional Merger Consideration, an amount equal to the quotient of (a) such Additional Merger Consideration divided by (b) the Fully Diluted Share Number.

Section 1.9.“Additional Registration Statement” is defined in Section 2.8(a)(iii).

Section 1.10.“Adjustment Escrow Account” means an escrow account for the purposes of securing the payment of the Company Holders’ obligations pursuant to the Closing Payment adjustment in Section 2.17(f) (if applicable).

Section 1.11.“Adjustment Escrow Amount” means $400,000.

Section 1.12.“Affiliate” means, with respect to a Person, another Person (a) that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person; provided, that, for purposes of this definition, “control” means, with respect to a Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by Contract, by board of director membership or representation, or otherwise, or (b) that is a direct or indirect beneficial holder of at least 10% of any class of Capital Stock of such Person.

Section 1.13.“Agreement” is defined in the preamble of this Agreement.

Section 1.14.“Annex I” means a statement delivered to Buyer by the Company prior to the Closing Date with the following information:

(a)the name, email address (to the extent available) and address of record of each Company Holder;

(b)the number of shares of each class or series of Company Capital Stock held by each Company Holder as of immediately prior to the Effective Time, including the number of shares that are Restricted Company Common Stock and whether a Section 83(b) election was properly made with respect to any shares that are Restricted Company Common Stock;

(c)the number of Company Options held by each Company Optionholder and the number of shares of Company Common Stock into which such Company Options are exercisable, in each case, as of immediately prior to the Effective Time (without regard to whether the Company Options are then vested) together with the exercise price of each such Company Option;

(d)the Company’s good faith estimate of the amount of any Tax to be withheld from each Company Optionholder’s Optionholder Merger Consideration; and

(e)each Company Holder’s Pro Rata Percentage.

Section 1.15.“Annex II” is defined in Section 2.3(a)(ii).

Section 1.16.“Annex III” is defined in Section 2.3(a)(iii).

Section 1.17.“Annex IV” means the cost basis of each issuance of Company Capital Stock.

Section 1.18.“BLA” means a biologics license application filed with the applicable Regulatory Authority in a country or other regulatory jurisdiction, which application is required under Law to be approved in order to commercially market or sell a pharmaceutical or biologic product in such country or jurisdiction (and any amendments thereto).

Section 1.19.“Business” means the businesses conducted by the Company as of the date hereof.

Section 1.20.“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks located in the Commonwealth of Massachusetts and the State of Georgia are authorized or obligated by applicable Laws to close.

Section 1.21.“Buyer” is defined in the preamble of this Agreement.

Section 1.22.“Buyer [**]” is defined in Section 10.2.

Section 1.23.“Buyer Common Stock” means the common stock, par value $0.01 per share, of Buyer.

Section 1.24.“Buyer Common Stock Average VWAP Price” means, with respect to a certain date, the average of the volume weighted average price of the Buyer Common Stock, as reported by Bloomberg L.P., over the ten (10) trading-day period ending on the last trading day immediately prior to such date.

Section 1.25.“Capital Stock” means any capital stock or share capital of, other voting securities of, other equity interest in, or right to receive profits, losses or distributions of, any Person.

Section 1.26.“Capital Stock Merger Consideration” is defined in Section 2.7(c).

Section 1.27.“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (H.R. 748) and any similar or successor Law or executive order or executive memo (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing Covid-19 Disaster, dated August 8, 2020, Notice 2020-65, and Notice 2021-11) in any jurisdiction, and any subsequent Law intended to address the consequences of COVID-19, including the Health and Economic Recovery Omnibus Emergency Solutions Act and Consolidated Appropriations Act 2021.

Section 1.28. “Cash” means, as of the applicable date of determination, all cash and cash equivalents of the Company, determined in accordance with GAAP.

Section 1.29.“CERCLA” means the Federal Comprehensive, Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.), as amended, and the rules and regulations promulgated thereunder, and any foreign and state Law counterparts.

Section 1.30.“Certificate of Merger” is defined in Section 2.3(b).

Section 1.31.“Change of Control Payments” means (a) any transaction, retention, change in control or other bonus, severance or other payment or other form of compensation that is created, accelerated, accrues or becomes payable by the Company to any Company Personnel or other Persons, including pursuant to any employment agreement, benefit plan or any other Contract, except (A) for accelerated vesting of Company Options and (B) with respect to any Company Personnel who is employed by Buyer or a Subsidiary of Buyer following the Closing, to the extent dependent on post-Closing service or another post-Closing vesting condition (e.g., “double-trigger” payments), including the employer portion of any Taxes payable on or triggered by any such payment (for the avoidance of doubt, without regard to any ability to defer any payroll or other Tax amounts under the CARES Act or other applicable Law and excluding any payments with respect to the Company Options), (b) without duplication of any other amounts included within the definition of Seller Transaction Expenses, any other payment, expense or fee that accrues or becomes payable by the Company to any Governmental Entity or other Person under any Legal Requirement or Contract, including in connection with the making of any filings, the giving of any notices or the obtaining of any consents, authorizations or approvals, in the case of each of (a) and (b), as a result of or in connection with the execution and delivery of this Agreement, the consummation of the Merger or the transactions contemplated thereby (alone or together with any other event), including those listed in Annex III and (c) without duplication, any payroll or other Tax amounts payable by the Company in connection with the payments in respect of the Company Options pursuant to Section 2.9 of this Agreement or otherwise in connection with the consummation of the transactions contemplated hereby (whether or not deferred or deferrable under the CARES Act); provided, however, that any payroll or other Tax amounts with respect to payments that become payable to Company Optionholders after the Closing Date (including, for the avoidance of doubt, any Milestone Stock Consideration or payment in lieu thereof) shall not be Change of Control Payments.

Section 1.32.“Charter” means the Company’s Certificate of Incorporation, as amended, in effect immediately prior to the Effective Time.

Section 1.33.“Clinical Trial” means a clinical trial in humans that is designed to generate data regarding a pharmaceutical or biologic product to obtain, support or maintain a BLA (or its equivalent) with the FDA or other applicable Regulatory Authority.

Section 1.34.“Closing” is defined in Section 2.2.

Section 1.35.“Closing Cash Amount” means, as of immediately prior to the consummation of the Closing, the aggregate amount of Cash of the Company.

Section 1.36.“Closing Date” means the date on which the Closing occurs.

Section 1.37.“Closing Liability Amount” means all Liabilities of the Company reflected on the Estimated Closing Balance Sheet, to be calculated as of immediately prior to the consummation of the Closing; provided, that (a) “Closing Liability Amount” shall not include any amounts taken into account in Seller Transaction Expenses and (b) any Taxes shall be calculated as of the end of the day on the Closing Date.

Section 1.38.“Closing Payment” means the amount that is equal to:

(a)the Upfront Purchase Price; plus

(b)the Closing Cash Amount (as finally determined in accordance with Section 2.17); minus

(c)the Closing Liability Amount (as finally determined in accordance with Section 2.17); minus

(d)the Adjustment Escrow Amount; minus

(e)any Seller Transaction Expenses (as finally determined in accordance with Section 2.17); minus

(f)the Shareholders’ Representative Reserve.

Section 1.39.“Closing Stock Consideration” means a number of shares of Buyer Common Stock equal to the aggregate of all Per Share Closing Stock Consideration payable pursuant to Section 2.7(c) plus the aggregate of all Optionholder Closing Stock Consideration payable pursuant to Section 2.9(a)(i).

Section 1.40.“Code” means the Internal Revenue Code of 1986, as amended, including the rules and regulations thereunder and any substitute or successor provisions.

Section 1.41.“Commercially Reasonable Efforts” means with respect to the performing Party under this Agreement, the carrying out of obligations of such Party with efforts that are consistent with the efforts used by such Party in the exercise of its commercially reasonable business practices relating to the research, development and commercialization of a pharmaceutical or biologic compound or product, as applicable, [**].

Section 1.42.“Company” is defined in the preamble of this Agreement.

Section 1.43.“Company Benefit Plan” is defined in Section 4.19(a).

Section 1.44.“Company Capital Stock” means the Capital Stock of the Company.

Section 1.45.“Company Common Stock” means the common stock, $0.00001 par value per share, of the Company.

Section 1.46.“Company Equity Plan” means the Guide Therapeutics, Inc. 2019 Stock Incentive Plan.

Section 1.47.“Company Holders” means the holders of Company Capital Stock or Company Options as of immediately prior to the Effective Time (other than holders of Dissenting Shares).

Section 1.48.“Company Intellectual Property” means all Intellectual Property that is (a) owned by or purported to be owned by the Company or (b) licensed or purported to be licensed to the Company.

Section 1.49.“Company LNP Discovery Platform” means the Company’s in vivo screening platform, as described in [**] and [**], in which a [**].

Section 1.50.“Company Optionholder” means a Person that holds Company Options.

Section 1.51.“Company Option” means an option to purchase shares of Company Common Stock granted under the Company Equity Plan.

Section 1.52.“Company Partner” is defined in Section 4.5(e).

Section 1.53.“Company Personnel” means any former or current director, manager, officer, employee, independent contractor or consultant of the Company.

Section 1.54.“Company Product” means any product or technology (1) that is or was researched, developed, tested, labeled, manufactured, stored, imported, exported, marketed or distributed by or on behalf of the Company on or before the date of this Agreement or at any time thereafter prior to the Closing Date, (2) that uses, incorporates, or is developed using any Company Intellectual Property or (3) the research, development, testing, labeling, manufacturing, storage, importation, exportation, marketing or distribution of which would, without a license or ownership under the relevant Patent, infringe a claim in any issued Patent, or infringe a claim in any pending Patent application (if such patent application were to issue as a patent) (i) in the Company Intellectual Property or (ii) filed on any Know-How that is included in or derived from any Company Intellectual Property, whether such claim is in the form of such claim as of the date hereof, as of the Closing Date or at any time thereafter, including in each case any LNP structure listed in Section 1.54 of the Disclosure Schedule.

Section 1.55.“Company Registered IP” is defined in Section 4.13(a).

Section 1.56.“Company’s Knowledge,” “to the Knowledge of the Company” or variations thereof means, with respect to the Company, the actual knowledge, after reasonable investigation, of one or more of the following: (i) James Dahlman (ii) Cory Sago, and (iii) Julie Sunderland.

Section 1.57.“Constitutive Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

Section 1.58.“Continuing Employee” is defined in Section 6.10(a).

Section 1.59.“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, deed, indenture, guarantee, security agreement, license, sublicense, lease, sublease or other contract, commitment, agreement, instrument, obligation, undertaking, engagement letter, concession, franchise, license, evidence of Indebtedness or other legally binding arrangement or understanding, whether written or oral.

Section 1.60.“Contractor” is defined in Section 4.18(d).

Section 1.61.“Copyrights” means copyrights and any other legally recognized proprietary right or interest in any work of authorship, including moral rights, fixed in a medium of expression, whether or not registered, including all registrations and applications therefor and renewals, extensions and reversions, and all common law rights, statutory rights, administrative rights and contractual rights relating to the foregoing.

Section 1.62.“Cover” means, with respect to a given compound, product, material or activity and a given Patent Right, that the manufacture, use, sale, offer for sale, or importation of such compound, product, material or activity would infringe one or more claims of such Patent Right absent ownership of or a license under such Patent Right.

Section 1.63.“Cut Back Shares” is defined in Section 2.8(b).

Section 1.64.“D&O Indemnified Parties” is defined in Section 6.2(a).

Section 1.65.“D&O Insurance Policy” is defined in Section 6.2(b).

Section 1.66.“Data Handling” is defined in Section 4.14(a).

Section 1.67.“Data Privacy Requirements” means any applicable Laws and any rules, standards, regulatory guidance, policies and procedures of any applicable Governmental Entity or industry associations, including payment card associations, with respect to data privacy and data security, the Company’s internal and external privacy policies and statements, and contractual requirements relating to the access, use and disclosure of Sensitive Data.

Section 1.68.“Data Room” means the electronic data room made available to Buyer by the Company in connection with the negotiation of this Agreement, as constituted on or prior to the date that is one Business Day prior to the date hereof.

Section 1.69.“DGCL” is defined in the Recitals.

Section 1.70.“Disclosure Schedule” means the disclosure schedule delivered by the Company to Buyer contemporaneously with this Agreement.  The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement.

Section 1.71.“Dispute Notice” is defined in Section 2.17(d).

Section 1.72.“Dispute Submission Notice” is defined in Section 2.17(e).

Section 1.73.“Dissent Statute” means Section 262 of the DGCL.

Section 1.74.“Dissenting Shares” is defined in Section 2.14(a).

Section 1.75.“DLLCA” is defined in the Recitals.

Section 1.76.“DTC” is defined in Section 2.10(b).

Section 1.77.“Effect” is defined in Section 1.128.

Section 1.78.“Effective Time” means the time when the Merger becomes effective, which shall be the acceptance of the filing of the Certificate of Merger with respect to the Merger by the Secretary of State of the State of Delaware.

Section 1.79.“Effectiveness Deadline” is defined in Section 2.8(a)(ii).

Section 1.80.“EMA” means the European Medicines Agency or any successor agency or authority having substantially the same function.

Section 1.81.“Environmental Law” means any Law relating to:  (a) the manufacture, processing, use, labeling, distribution, treatment, storage, discharge, disposal, recycling, generation or transportation of Hazardous Materials; (b)  pollution of air (including indoor air), soil, surface, subsurface or  groundwater; (c) Releases or threatened Releases of Hazardous Materials; (d) protection of wildlife, endangered species, wetlands or natural resources; (e) underground storage tanks (USTs); (f) above-ground storage tanks (ASTs); (g) health and safety of employees (with respect to exposure to Hazardous Materials).

Section 1.82.“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Section 1.83.“ERISA Affiliate” means any Person, trade or business which, together with the Company, is treated as a single employer under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code.

Section 1.84.“Escrow Agent” means Computershare Trust Company, N.A.

Section 1.85.“Escrow Agreement” means that certain escrow agreement, dated as of the date hereof, by and among the Buyer, the Escrow Agent and the Shareholders’ Representative, under which the Escrow Agent shall act as escrow agent with respect to the Adjustment Escrow Account, in the form attached as Exhibit B.

Section 1.86.“Estimated Closing Balance Sheet” is defined in Section 2.17(a).

Section 1.87.“Estimated Closing Cash Amount” is defined in Section 2.17(a).

Section 1.88.“Estimated Closing Liability Amount” is defined in Section 2.17(a).

Section 1.89.“Estimated Closing Payment” means the amount that is equal to:

(a)the Upfront Purchase Price; plus

(b)the Estimated Closing Cash Amount; minus

(c)the Estimated Closing Liability Amount; minus

(d)the Adjustment Escrow Amount; minus

(e)any Estimated Seller Transaction Expenses; minus

(f)the Shareholders’ Representative Reserve.

Section 1.90.“Estimated Closing Statement” is defined in Section 2.17(a).

Section 1.91.“Estimated Seller Transaction Expenses” is defined in Section 2.17(a)

Section 1.92. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Section 1.93.“Filing Date” is defined in Section 2.8.

Section 1.94.“FDA” means the U.S. Food and Drug Administration or any successor agency or authority thereto.

Section 1.95.“Final Closing Balance Sheet” is defined in Section 2.17(e).

Section 1.96.“Final Closing Statement” is defined in Section 2.17(e).

Section 1.97.“Financial Statements” is defined in Section 4.7.

Section 1.98.“FIRPTA Certificate” is defined in Section 3.1(a).

Section 1.99.“FTC” means the U.S. Federal Trade Commission.

Section 1.100.“Fully Diluted Share Number” means the sum (without duplication) of (a) the aggregate number of shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (other than the shares to be cancelled and retired pursuant to Section 2.7(b)), plus (b) the aggregate number of shares of Company Common Stock into which the shares of Preferred Stock issued and outstanding immediately prior to the Effective Time are convertible, plus (c) the aggregate number of shares of Company Common Stock into which the Company Options that are outstanding immediately prior to the Effective Time are then exercisable (without regard to whether the Company Options are then vested).

Section 1.101.“GAAP” means U.S. generally accepted accounting principles, in effect from time to time, consistently applied.

Section 1.102.[**].

Section 1.103.“Governmental Entity” means any instrumentality, subdivision, court, administrative agency, commission, bureau, department, official or other authority of any country, state, province, prefect, municipality, locality or other government or political subdivision thereof, or any multinational organization or authority, or any quasi-governmental, private body, mediator, arbitrator or arbitral body exercising any executive, legislative, judicial, quasi-judicial, regulatory, taxing, importing, administrative or other governmental or quasi-governmental authority, or stock exchange.

Section 1.104.“Hazardous Material” means any chemical, pollutant, contaminant, pesticide, fungicide, rodenticide, petroleum or petroleum product, radioactive substance, wastes that are regulated as hazardous, extremely hazardous, special, dangerous, or toxic, any substance, chemical or material regulated, listed, limited or defined as hazardous or toxic under any Environmental Law, including:  (a) any by-products, derivatives, or combinations of such material; (b) lead, asbestos, asbestos-containing material, presumed asbestos-containing material, poly-chlorinated biphenyls, solvents and waste oil, and mold or other indoor air contaminants; (c) any

“hazardous substance,” “pollutant”, “toxic pollutant” or “contaminant” as defined under Environmental Laws; and (d) any “hazardous waste” as defined under RCRA.

Section 1.105.“HHS” means the U.S. Department of Health and Human Services, or any successor agency or authority thereto.

Section 1.106.[**].

Section 1.107.“IND” means an Investigational New Drug Application filed with the FDA, together with all amendments and supplements thereto.

Section 1.108.“IND Acceptance” means, with respect to an IND filed with the FDA, the thirtieth (30th) day following such filing if no hold has been placed on such IND by the FDA during such thirty- (30)-day period or, if such a hold has been placed on the IND during such thirty- (30)-day period, the date that such hold is lifted by the FDA.

Section 1.109.“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, with respect to deposits or advances of any kind or for the deferred purchase price of property or services (other than current trade liabilities incurred in the Ordinary Course of Business and payable in accordance with customary practices and not more than ninety (90) days past due), (b) all obligations of such Person evidenced by bonds, debentures, notes, mortgages or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to any assets and properties purchased by such Person, (d) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or other claim on any assets and properties owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (e) all guarantees by such Person or contingent liabilities of such Person with respect to the indebtedness of others, (f) all capital lease obligations of such Person, (g) all outstanding obligations of such Person as an account party in respect of letters of credit and banker’s acceptances, (h) all outstanding and current obligations of such Person consisting of overdrafts (e.g., cash float reflected as a negative on the cash line), (i) all Liabilities or obligations to any Person pursuant to any deferred compensation arrangement, severance or other termination-related payments or benefits (including the employer portion of any Taxes payable on or triggered by any such payment), (j) all Liabilities with respect to accrued but unpaid bonus and commission payments, including the employer portion of any Taxes payable on or triggered by any such payment, (k) obligations under any interest rate, currency or other hedging agreement, (l) any amounts owed by the Company under settlement agreements, (m) unpaid Tax Liabilities of the Company for any Pre-Closing Tax Period (determined in accordance with the principles of Section 6.1(c) (taking into account any estimated or advance Tax payments by the Company that will offset such unpaid Tax Liabilities of the Company on a jurisdiction by jurisdiction basis, provided that such unpaid Tax Liabilities shall never be less than zero in any jurisdiction), (n) all Liabilities for payroll Taxes that were or are deferred under the CARES Act from a Pre-Closing Tax Period to a Post-Closing Tax Period, and that would have been accrued Taxes of the Company or any of its Subsidiaries for a Pre-Closing Tax Period but for such deferral.

Section 1.110.“Intellectual Property” means all rights, title, and interests in and to all intellectual property and proprietary or similar rights of every kind and nature however denominated, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including (a) Patent Rights, (b) Marks, (c) Copyrights, (d) Know-How, (e) rights of privacy and publicity and (f) any and all registrations, applications, recordings, licenses, common-law rights, statutory rights, administrative rights, and contractual rights relating to any of the foregoing.

Section 1.111.“Intended Tax Treatment” is defined in Section 6.1(e).

Section 1.112.“IRS” means the Internal Revenue Service of the United States of America.

Section 1.113.“IT Systems” is defined in Section 4.13(l).

Section 1.114.“Judgment” means any writ, judgment, injunction, order, decree, stipulation, ruling, decision, verdict, determination or award, of or by, or any settlement under the jurisdiction of, any Governmental Entity.

Section 1.115.“Know-How” means trade secrets and information, know-how, ideas, information, data, inventions, discoveries, research and development, works, innovations, compositions, formulations, formulas, practices, procedures, processes, methods, schematics, knowledge, data, databases, data collection, technology, techniques, designs, drawings, product configurations, prototypes, models, improvements, proposals, graphics, illustrations, artwork, manuals, industrial designs, correspondence, algorithms, mask works, circuit designs, documents, apparatus, results and strategies, including regulatory documentation and submissions, information pertaining to, or made in association with, filings with any Regulatory Authority or patent office, pharmacological, toxicological, non-clinical, pre-clinical and clinical data, analytical and quality control data, manufacturing data and descriptions, market data, financial data or descriptions, reports, descriptions, laboratory notebooks, devices, assays, specifications, physical, chemical and biological materials and compounds, cost and pricing information, business and marketing plans and proposals, manufacturing techniques, business methods, customer, supplier, distributor and provider lists, and the like, in each case, in written, electronic, oral or other tangible or intangible form, now known or hereafter developed, whether or not patentable, and all rights thereto.

Section 1.116.“Law” means any federal, state, territorial, foreign or local law, statute, ordinance, decision, rule, regulation or code of any Governmental Entity.

Section 1.117.“Leased Property” is defined in Section 4.11(b).

Section 1.118.“Legal Requirement” means any Law, or any Judgment, or any license, franchise, Permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

Section 1.119.“Letter of Transmittal” is defined in Section 2.11(a).

Section 1.120.“Liabilities” or “Liability” means, with respect to any Person, any and all Indebtedness, damages, debts, liabilities and obligations (except for those pursuant to applicable Laws and Permits), losses, claims, Taxes, interest obligations, deficiencies, judgments, assessments, awards, fines, fees, penalties, costs and expenses, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, whether directly incurred or consequential, required under GAAP to be accrued on the financial statements of such Person or referenced in the footnotes thereto, and including those arising under any Judgment and those arising under any contract, agreement, arrangement, commitment or undertaking; provided, that notwithstanding the foregoing, “Liabilities” shall not include amounts payable under existing purchase orders to the extent such amounts relate to services that have not been rendered or goods that have not been delivered, in each case prior to the Closing Date and that are listed on Section 1.120 of the Disclosure Schedule.

Section 1.121.“Lien” means any lien, security interest, mortgage, pledge, lease, license, claim, levy, restriction on transfer or other encumbrance or restriction of any kind, whether arising by Contract or by operation of Law, or any conditional sale Contract, title retention Contract or other Contract to grant any of the foregoing.

Section 1.122.“LLC Agreement” means, with respect to a limited liability company, its limited liability company agreement, as amended.

Section 1.123.“LNP” means a lipid nanoparticle used as a pharmaceutical drug delivery system.

Section 1.124.“LNP Product” means any Company Product that (i) Targets [**] utilizing LNPs generated by use of the Company LNP Discovery Platform [**] Covered by a Valid Claim in the Patents included within the Company Registered IP or (ii) Targets (A) [**] or (B) [**] utilizing, in each case, LNPs generated by use of the Company LNP Discovery Platform [**] Covered by a Valid Claim in the Patents included within the Company Registered IP.

Section 1.125.“LOT Materials” is defined in Section 2.11(a).

Section 1.126.“Mandatory Registration Statement” is defined in Section 2.8(a)(i).

Section 1.127.“Mark” means any trademark, trade name, trade dress, service mark, service name, logo, brand, community design, domain name, website and social media user name, account or handle, metatag, keyword and other website search term, uniform resource locator, geographical identifier or other brand or source identifier and the reputation and goodwill associated therewith, including any and all registrations and applications therefor and all common law rights, statutory rights, administrative rights and contractual rights relating to the foregoing.

Section 1.128.“Material Adverse Effect” means any change, effect, event, occurrence, state of facts or development (each an “Effect”) which individually or in the aggregate would reasonably be expected to result in, or has resulted in, any change or effect, that (a) is materially adverse to the Company’s business, and other Company Products, the Company’s condition (financial or otherwise) or results of operations of the Company or (b) would reasonably be expected to prevent or materially impede, materially interfere with, materially hinder or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement; provided, that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) any Effect relating to or reasonably attributable to (A) the economy in general in the United States or in any other jurisdiction in which the Company has operations or conducts business, (B) any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism, (C) any floods, earthquakes, fires, storms, or other acts of God, natural disasters, or outbreak, pandemic, or epidemic (including the Coronavirus), so long as the Effects, in each case, do not disproportionately impact the Company relative to other participants in its industry, (ii) any Effect reasonably attributable to conditions affecting the industry in which the Company participates, so long as the Effects do not disproportionately impact the Company relative to other participants in its industry, (iii) any failure, in and of itself, by the Company to meet any internal projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect), (iv) changes or proposed changes in GAAP (or interpretations thereof), or (v) any Effect resulting from the announcement or the existence of, or compliance with, Legal Requirements, this Agreement, the Merger or the other transactions contemplated by this Agreement, or the identity of Buyer or its Affiliates.

Section 1.129.“Material Contract” is defined in Section 4.12(a).

Section 1.130.“Materials” means all inventions, works, discoveries, innovations, Know-How, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), systems,  equipment, and all other forms of technology and business materials, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

Section 1.131.“Merger” is defined in the Recitals.

Section 1.132.“Mergers” is defined in the Recitals.

Section 1.133.“Merger Consideration” is defined in Section 2.9.

Section 1.134.“Merger Sub” is defined in the preamble of this Agreement.

Section 1.135.“Merger Sub II” is defined in the preamble of this Agreement.

Section 1.136.“Merger Sub Common Stock” means the common stock, par value $0.0001 per share, of Merger Sub.

Section 1.137.“Milestone Events” means the Technology Success Milestone Events and the Product Milestone Events.

Section 1.138. “Milestone Payments” means the Technology Success Milestone Payments and the Product Milestone Payments.

Section 1.139.“Milestone Stock Consideration” means, with respect to any Milestone Event, a number of shares of Buyer Common Stock, rounded down to the nearest whole share, equal to the quotient of (i) the value of the corresponding Milestone Payment to be paid in Buyer Common Stock divided by (ii) the Buyer Common Stock Average VWAP Price calculated as of the day immediately prior to the date on which such Milestone Event is achieved.

Section 1.140.“Milestones” means the milestones set forth in Section 2.18(a).

Section 1.141.“Most Recent Balance Sheet” is defined in Section 4.7.

Section 1.142.“Most Recent Balance Sheet Date” is defined in Section 4.7.

Section 1.143.[**].

Section 1.144.“Off-the-Shelf Software Licenses” means licenses in respect of generally commercially available, “off-the-shelf” software from third parties on general commercial terms used by the Company that (i) is not material to the business, (ii) is not redistributed by or in connection with the Company’s business or incorporated in or necessary for the development of any Company Product, (iii) continues to be widely available on such commercial terms as of the Closing Date, (iv) involves license, maintenance, support, or other fee, royalty or other consideration of less than $25,000 per year in the aggregate and (v) is not Open Source Software.

Section 1.145.“Open Source Software” means any software that is distributed (i) as “free software” (as defined by the Free Software Foundation), (ii) as “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd), or (iii) is distributed under any similar licensing or distribution model, or (iv) requires code disclosure, is freely relicensable, and allows creation of derivative works.

Section 1.146.“Optionholder Merger Consideration” is defined in Section 2.9.

Section 1.147.“Ordinary Course of Business” means the ordinary course of business of the Company, consistent with past practice.

Section 1.148.[**].

Section 1.149.“Outstanding Shares” means the sum of the total number of shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time, calculated on an as converted to Common Stock basis.

Section 1.150.“Overpayment Amount” is defined in Section 2.17(f)(ii).

Section 1.151.“Party” or “Parties” means Buyer, Merger Sub, Merger Sub II, the Company and the Shareholders’ Representative.

Section 1.152.“Patent Rights” means patents and patent applications and all priority applications, international applications, substitutions, divisions, continuations, continuations-in-part, any patent issued with respect to any such patent applications, any reissue, reexamination, utility models or designs, renewal or Patent Term Extension of any such patent, and any confirmation patent or registration patent or patent of addition based on any such patent, and all counterparts thereof in any country.

Section 1.153.“Patent Term Extension” means any patent term extension under 35 U.S.C. §156 or any non-U.S. counterpart or equivalent of the foregoing, including supplemental protection certificates and any other extensions that are available as of the Effective Time or become available in the future.

Section 1.154.“Patents” means all United States and foreign patents and utility models and applications therefor and all reissues, divisions, re-examinations, revisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures.

Section 1.155.“Per Share Amount” means an amount equal to the quotient of (a) the sum of the Estimated Closing Payment plus the aggregate exercise price of all Company Options divided by (b) the Fully Diluted Share Number.

Section 1.156.“Per Share Closing Stock Consideration” means a number of shares of Buyer Common Stock equal to the quotient of (i) the Per Share Amount divided by (ii) the Buyer Common Stock Average VWAP Price calculated as of the day immediately prior to the Closing Date).

Section 1.157.“Permit” means any consent, approval, order, authorization, certificate, filing, notice, permit, concession, registration, franchise, license or right issued by, or required under Law to be obtained from, any Governmental Entity.

Section 1.158.“Permitted Liens” means the following:  (a) statutory Liens for Taxes not yet due and payable and not otherwise in default; (b) Liens for assessments and other governmental charges or Liens of landlords, carriers, warehousemen, mechanics and repairmen incurred in the Ordinary Course of Business, in each case for sums not yet due and payable and not otherwise in default; (c) Liens incurred in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security; and (d) encumbrances in the nature of zoning restrictions, easements, rights or restrictions of record on the use of real property if the same do not materially detract from the value of the property encumbered thereby, in each case of clauses (a) through (d), none of which are material to the business, operations or financial condition of the Company so encumbered, either individually or in the aggregate.

Section 1.159.“Person” means an individual, corporation, company, partnership, limited liability company, joint venture, association, trust, business trust, Governmental Entity, unincorporated organization, a division or operating group of any of the foregoing or any other entity or organization.

Section 1.160.“Phase III Clinical Trial” means any Clinical Trial that would satisfy the requirements for a Phase 3 study as defined in 21 C.F.R. 312.21(c) (or any amended or successor regulation), or a Phase III study as defined in the ICH E8 Guideline (or any amended or successor regulations), or an equivalent study as defined in comparable regulations in any country or jurisdiction outside the U.S. (or any amended or successor regulations).

Section 1.161.“PIPE Agreement” means the Securities Purchase Agreement, dated as of January 16, 2021, among Buyer and the purchasers party thereto, relating to sale by Buyer of 2,795,700 shares of Buyer Common Stock.

Section 1.162.“Post-Closing Tax Period” means any Tax Period beginning after the Closing Date, and the portion of any Straddle Period that begins after the Closing Date.

Section 1.163.“Pivotal Clinical Trial” means any Clinical Trial that the FDA confirms in writing will be considered a pivotal study to support an application for Regulatory Approval.

Section 1.164.“Pre‑Closing Tax Period” means any Tax Period ending on or before the Closing Date, and the portion of any Straddle Period through the end of the Closing Date.

Section 1.165.“Preferred Stock” means the preferred stock, $0.00001 par value per share of the Company, comprised of the Series Seed Preferred Stock and the Series Seed-1 Preferred Stock (each as defined in the Charter).

Section 1.166.“Pro Rata Percentage” means, with respect to each Company Holder, the quotient of (a) the sum of (1) the aggregate number of shares of Company Common Stock held by such Company Holder as of immediately prior to the Effective Time (other than the shares to be cancelled and retired pursuant to Section 2.7(b)), plus (2) the aggregate number of shares of Common Stock into which the shares of Preferred Stock held by such Company Holder immediately prior to the Effective Time are convertible plus (3) the aggregate number of shares of Common Stock into which the Company Options held by such Company Holder immediately prior to the Effective Time are then exercisable (without regard to whether the Company Options are then vested), divided by (b) the Fully Diluted Share Number.

Section 1.167.“Product Milestone Event” is defined in Section 2.18(b).

Section 1.168.“Product Milestone Payment” is defined in Section 2.18(b).

Section 1.169.“Proposed Final Closing Balance Sheet” is defined in Section 2.17(c).

Section 1.170.“Proposed Final Closing Statement” is defined in Section 2.17(c).

Section 1.171.“PTO” is defined in Section 4.13(n).

Section 1.172.“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), as amended, and any foreign and state law counterparts.

Section 1.173.“Registration Statement” means any registration statement or a prospectus or prospectus supplement relating to a previously filed registration statement, and shall include any preliminary prospectus, final prospectus, exhibit or amendment included in or relating to such registration statements.

Section 1.174.“Regulatory Approval” means all approvals necessary for the manufacture, marketing, importation and sale of a Company Product for one or more indications in a country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements, including any pricing and reimbursement approvals.

Section 1.175.“Regulatory Authority” means the FDA, the EMA, or any other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Entity granting any approval required by applicable Laws to promote, market and sell pharmaceutical products.

Section 1.176.“Regulatory Authorizations” is defined in Section 4.5(b).

Section 1.177.“Regulatory Materials” means regulatory applications, submissions, reports, notifications, certifications, analyses, registrations, Regulatory Approvals, or other information regarding any Company Product filed or delivered by or on behalf of the Company to any Regulatory Authority or received by the Company from any Regulatory Authority, including any written correspondence or meeting minutes, made to, made with, or received from a Regulatory Authority relating to any Company Product in a particular country or jurisdiction in the Territory.

Section 1.178.“Related Product” means with respect to an LNP Product (the “Reference LNP Product”), any LNP Product (i) [**].

Section 1.179.“Release” or “Released” means any spill, discharge, leak, migration, emission, escape, injection, dumping, leaching, or other release of any Hazardous Material into the indoor or outdoor environment, whether or not intentional, and whether or not notification or reporting to any Governmental Entity was or is required at the time it initially occurred or continued to occur. Without limiting the above, Release includes the meaning of “Release” as defined under CERCLA.

Section 1.180.“Representative Losses” is defined in Section 2.12(d).

Section 1.181.“Representatives” means with respect to a Person, such Person’s legal, financial, internal and independent accounting and other advisors and representatives.

Section 1.182.“Resale Registration Statement” is defined in Section 2.8(a)(iii).

Section 1.183.“Restricted Company Common Stock” means Company Common Stock that is subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code.

Section 1.184.“Restriction Termination Date” is defined in Section 2.8(b).

Section 1.185.“Rights Transfer Event” means any transaction consummated in which Buyer or an Affiliate of Buyer (or its direct or indirect Rights Transferee in a previous Rights Transfer Event) transfers, assigns, sells, licenses, sub-licenses, or otherwise grants a Third Party the exclusive right, under the Intellectual Property related to the Company Products, to market and sell any Company Product either throughout the world or in any particular country or region, whether by way of merger, sale of stock, sale of assets, license or other disposition (other than pursuant to a distribution agreement with a Third Party Distributor).

Section 1.186.“Rights Transferee” means a Third Party transferee, assignee, purchaser, licensee, or sublicensee in a Rights Transfer Event.

Section 1.187.“Rule 5635” is defined in Section 2.18(a)(ii).

Section 1.188.“[**].

Section 1.189.“SEC” means the U.S. Securities and Exchange Commission.

Section 1.190.“SEC Restrictions” is defined in Section 2.8(b).

Section 1.191.“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Section 1.192.“Seller Transaction Expenses” means all costs, fees and expenses incurred in connection with or in anticipation of the negotiation, execution and delivery of this Agreement and the transactions contemplated by this Agreement or in connection with or in anticipation of any alternative transactions considered by the Company to the extent such costs, fees and expenses are payable or reimbursable by the Company and unpaid or unreimbursed as of immediately prior to the consummation of the Closing, including (i) all fees and expenses payable to the Company’s financial advisor(s) and all other brokerage fees, commissions, finders’ fees or financial advisory fees so incurred, (ii) the fees and expenses of the Company’s legal and accounting advisors and all other fees and expenses of legal counsel, accountants, consultants and other experts and advisors so incurred (iii) all Change of Control Payments; (iv) 50% of the premium for the [**], and (v) 50% of the premium for the D&O Insurance Policy, all without duplication.

Section 1.193.“Sensitive Data” means any data or information that alone, or in combination with other information, may be used to identify a natural person or is linked to the identity of a particular individual (including any customers, prospective customers, employees, health care providers and other third parties), including any information defined as “personal data”, “personally identifiable information”, “individually identifiable health information”, “protected health information”, “personal information”, “nonpublic personal information,” or a similar term, each as defined under applicable Law.

Section 1.194.“Shareholder Approval” is defined in Section 4.2(b).

Section 1.195.“Shareholders’ Registration Representative” means Julie Sunderland.

Section 1.196.“Shareholders’ Representative” is defined in Section 2.12(a).

Section 1.197.“Shareholders’ Representative Reserve” means an amount equal to $200,000.

Section 1.198.“Staff” is defined in Section 2.8(b).

Section 1.199.“Stock Consideration Cap” means an amount of shares of Buyer Common Stock equal to 20% of all of the issued and outstanding shares of Buyer Common Stock immediately prior to the Closing.

Section 1.200.“Straddle Period” means any Tax Period that includes (but does not end on) the Closing Date.

Section 1.201.“Subsequent Acquiror” is defined in Section 2.18(d).

Section 1.202."Subsequent Merger” is defined in the Recitals.

Section 1.203.“Subsequent Merger Certificate of Merger” is defined in Section 2.3(b).

Section 1.204.“Subsidiary” means, with respect to any Person, (a) any corporation more than fifty percent (50%) of whose stock of any class or classes is owned by such Person directly or indirectly through one or more Subsidiaries of such Person and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through one or more Subsidiaries of such Person has more than a fifty percent (50%) equity interest.

Section 1.205.“Successful Demonstration” means that a given result is repeated in at least [**] experiments, as reported in writing in accordance with Section 2.18(a)(ii) upon completion of the final study report for the [**] experiment.

Section 1.206.“Surviving Corporation” is defined in Section 2.1(a).

Section 1.207.“Surviving Corporation Common Stock” is defined in Section 2.7(a).

Section 1.208.“Surviving LLC” is defined in Section 2.1(b).

Section 1.209.[**].

Section 1.210.[**].

Section 1.211.“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means:  (a) any federal, state, local, foreign and other income, capital gains, branch profits, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, excise, value added, ad valorem, franchise, capital stock or other equity securities, profits, license, registration, withholding, employment, unemployment, disability, severance, occupation, social security (or similar including FICA), payroll, transfer, conveyance, documentary, stamp, property (real, tangible or intangible), premium, escheat and unclaimed property obligation, environmental, windfall profits, customs duties, or other taxes of any kind or any fees, charges, levies, excises, duties or assessments of any kind in the nature of (or similar to) taxes whatsoever, together with any interest, penalties or addition thereto, whether disputed or not; (b) any Liability for the payment of any amount of any type described in clause (a) of this sentence as a result of being or having been a member of an affiliated, consolidated, combined, unitary or aggregate group for any Tax Period; and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person, or otherwise.

Section 1.212.“Tax Law” means all currently applicable Laws relating to or regulating the assessment, determination, collection or imposition of Taxes.

Section 1.213.“Tax Period” means any period prescribed by any Taxing Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

Section 1.214.“Tax Return” means any report, return, declaration, claim for refund, information return, statement, designation, election, notice or certificate filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of any Taxes, including any schedule or attachment thereto and including any amendment thereof.

Section 1.215.“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, or imposition of any Taxes (domestic or foreign).

Section 1.216.“Technology Success Milestone Event” is defined in Section 2.18(a).

Section 1.217.“Technology Success Milestone Payment” is defined in Section 2.18(a).

Section 1.218.“Territory” means all countries, jurisdictions and territories worldwide.

Section 1.219.“Third Party” means any Person other than Buyer or the Company or their respective Affiliates.

Section 1.220.“Third Party Distributor” means any Third Party appointed by the Buyer or its Affiliates to a Third Party Buyer to distribute, market, and sell a Product, with or without packaging rights, in one or more countries in the Territory, in circumstances where such Third Party purchases its requirements of the Product from by the Buyer or its Affiliates for resale and takes title to such Product, but does not make any royalty payment to the Buyer or its Affiliates with respect to its resale of such Product.

Section 1.221.“Trading Day” means a day on which the Buyer Common Stock is traded on Nasdaq.

Section 1.222.“Transfer Agent” means Computershare Trust Company, N.A., as transfer agent and registrar for the Buyer Common Stock and as paying agent for any Merger Consideration payable in cash (other than for any compensatory payments).

Section 1.223.“Transfer Taxes” means all transfer, sale and use, registration, documentary or mortgage recording, value added, stamp and similar Taxes and fees (including any penalties and interest) incurred, imposed, assessed or payable in connection with or as a result of this Agreement or any transactions contemplated hereby.

Section 1.224.“Underpayment Amount” is defined in Section 2.17(f)(i).

Section 1.225.“Union Contract” is defined in Section 4.12(a)(ii).

Section 1.226.“United States” or “U.S.” means the United States of America, its territories and possessions, including Puerto Rico.

Section 1.227.“Upfront Purchase Price” means $120,000,000.

Section 1.228.“Valid Claim” means a claim of (a) an issued and unexpired patent, which claim has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction which is not appealable or has not been appealed within the time allowed for appeal, and which has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination, inter-partes review, post-grant review, disclaimer, opposition procedure, nullity suit or otherwise, or (b) a patent application for a patent that has been pending less than [**] years from the earliest date on which such patent application claims priority and which claim has not been cancelled, withdrawn, abandoned or finally rejected by an administrative agency action from which no appeal can be taken.

Section 1.229.“Withholding Person” is defined in Section 2.19.

Section 1.230.“Written Consent” means the written consent of the stockholders of the Company adopting this Agreement, approving the consummation of the Merger and waiving any appraisal or dissenters’ rights, in each case in accordance with this Agreement and the DGCL.

Section 1.231.Descriptive Headings; Certain Interpretations.

(a)Headings.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not control or affect the meaning or construction of this Agreement.

(b)Interpretations.  Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement:

(i)“or” has the inclusive meaning represented by the phrase “and/or”;

(ii)“include”, “includes” and “including” are not limiting;

(iii)“hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(iv)“date hereof” refers to the date of this Agreement set forth in the preamble;

(v)“extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

(vi)definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(vii)references to an agreement or instrument mean such agreement or instrument as from time to time amended, modified or supplemented;

(viii)references to a Person are also to its permitted successors and assigns;

(ix)references to an “Article”, “Section”, “Subsection”, “Exhibit” or “Schedule” refer to an Article of, a Section or Subsection of, or an Exhibit or Schedule to, this Agreement;

(x)words importing the masculine gender include the feminine or neuter and, in each case, vice versa;

(xi)“day” or “days” refers to calendar days;

(xii)references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules or regulations occurs, before or, only with respect to events or developments occurring or actions taken or conditions existing after the date of such amendment, modification or issuance, after the date of this Agreement, but only to the extent such amendment or modification, to the extent it occurs after the date hereof, does not have a retroactive effect;

(xiii)references to “employees” will be deemed to include employees of any professional employer organization that are or have been provided to the Company or any of its Affiliates, and for purposes of Section 4.18 and Section 4.19, references to the “Company” will be deemed to include any such professional employer organization, solely with respect to the employees who are or have been provided to the Company or its Affiliates;

(xiv)the language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party; and

(xv)all references to “dollars,” “USD” or “$” shall be references to U.S. dollars.

Section 1.232.Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof.  In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

ARTICLE 2

The Merger

Section 2.1.The Mergers.

(a)At the Effective Time and subject to and upon the terms and conditions of this Agreement, Merger Sub shall be merged with and into the Company in accordance with the DGCL.  Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and a wholly owned Subsidiary of Buyer.

(b)On the Closing Date, immediately following the Effective Time and subject to and upon the terms and conditions of this Agreement, the Surviving Corporation shall be merged with and into Merger Sub II in accordance with the DGCL and the DLLCA. Following the Subsequent Merger, the separate corporate existence of the Surviving Corporation shall cease and Merger Sub II shall continue on as the surviving entity (the “Surviving LLC”) and a wholly owned Subsidiary of Buyer.

Section 2.2.Closing of the Mergers.  The closing of the Mergers (the “Closing”) will take place by electronic delivery of documents (by “portable document format,” email, or other form of electronic communication), all of which will be deemed to be originals, as promptly as practicable following the satisfaction or, if permissible by the express terms of this Agreement, waiver of the conditions set forth in Article 7 on the Business Day following the date hereof (the “Closing Date”).

Section 2.3.Certain Actions.

(a)Prior to the date hereof, the Company has delivered to Buyer the following:

(i)Annex I;

(ii)an annex setting forth all Seller Transaction Expenses payable in connection with Closing (other than the Change of Control Payments), including the recipient of such Seller Transaction Expenses and wire transfer instructions or a mailing address for payment to be made (“Annex II”);

(iii)an annex setting forth all Change of Control Payments, including each recipient of such Change of Control Payments, the amounts to be paid to such recipient (before any applicable Tax withholding), the applicable payroll process, and the wire transfer instructions or mailing address for payment to be made (“Annex III”); and

(iv)Annex IV.

(b)On the Closing Date, the Parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL. Immediately following the Effective Time, the Surviving Corporation and Merger Sub II shall cause the Subsequent Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Subsequent Merger Certificate of Merger”) with respect to the Subsequent Merger executed in accordance with the relevant provisions of the DGCL and the DLLCA.

(c)Immediately following the Effective Time on the Closing Date, Buyer shall pay or cause to be paid

(i)the Seller Transaction Expenses as set forth on Annex II to the applicable recipients thereof at the wire instructions or mailing address as set forth on Annex II;

(ii)the Change of Control Payments to the applicable recipients thereof through the applicable procedures as set forth on Annex III; and

(iii)the Shareholders’ Representative Reserve to the Shareholders’ Representative in accordance with Section 2.12(h).

(d)Immediately following the Effective Time on the Closing Date, Buyer shall deposit with the Escrow Agent the Adjustment Escrow Amount, which the Escrow Agent shall promptly deposit into the Adjustment Escrow Account to be held in trust by the Escrow Agent pursuant to the Escrow Agreement.

Section 2.4.Effects of the Mergers.  The Mergers shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA.

Section 2.5.Certificate of Incorporation and Bylaws; LLC Agreement.

(a)At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated to be in the form of the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Guide Therapeutics, Inc.” and the bylaws of the Surviving Corporation shall be amended to be in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Guide Therapeutics, Inc.”.

(b)Upon acceptance by the Secretary of State of Delaware of the Subsequent Merger Certificate of Merger, the LLC Agreement of the Surviving LLC shall be amended and restated to be in the form of the LLC Agreement of Merger Sub II as in effect immediately prior to the Effective Time, except that the name of the Surviving LLC shall be “Guide Therapeutics, LLC”.

Section 2.6.Directors and Officers of Surviving Corporation and Surviving LLC.

(a)The directors of Merger Sub immediately prior to the Effective Time shall be appointed as the directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their successors are duly elected and qualified.  The officers of Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their successors are duly elected and qualified.

(b)The Surviving LLC shall not have any directors. The officers of Merger Sub II immediately prior to the Effective Time shall be appointed as the officers of the Surviving LLC immediately following acceptance by the Secretary of State of Delaware of the Subsequent Merger Certificate of Merger, until the earlier of their resignation or removal or until their successors are duly elected and qualified.

Section 2.7.Conversion of Capital Stock.  On the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, the Company, Merger Sub or any Company Holder:

(a)each issued and outstanding share of Merger Sub Common Stock shall be converted into and shall become one share of common stock, par value $0.00001 per share, of the Surviving Corporation (“Surviving Corporation Common Stock”);

(b)each share of Company Capital Stock that is held by the Company as treasury stock or owned by the Company shall be canceled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor;

(c)except as provided in Section 2.7(b), each share of Company Capital Stock outstanding immediately prior to the Effective Time (other than the Dissenting Shares) shall be converted into the right to receive, without interest and subject to Section 2.11 and Section 2.12, the following payments (collectively, the “Capital Stock Merger Consideration”):

(i)on the Closing Date, the Per Share Closing Stock Consideration; and

(ii)an amount equal to the Additional Merger Consideration Per Share Amount with respect to any Additional Merger Consideration, payable in cash or Milestone Stock Consideration, as applicable, pursuant to terms of this Agreement.

(d)The shares of Company Capital Stock converted into the right to receive a portion of the Merger Consideration in accordance with this Section 2.7 shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Company Capital Stock immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive such holder’s applicable portion of the Merger Consideration.

(e)Upon acceptance by the Secretary of State of Delaware of the Subsequent Merger Certificate of Merger, by virtue of the Subsequent Merger and without any action on the part of Buyer, the Surviving Corporation or Merger Sub II, each then issued and outstanding share of Surviving Corporation Common Stock shall be converted into and become one membership unit of the Surviving LLC and the shares of the Surviving Corporation Common Stock shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist.

(f)The shares of Buyer Common Stock comprising the Closing Stock Consideration and Milestone Stock Consideration (if any) to be issued to the Company Holders in consideration for the Company Capital Stock pursuant to this Agreement will be issued from Buyer to the Company Holders in a private placement transaction, pursuant to the exemption from registration set forth in Section 4(a)(2) of the Securities Act. The offering and issuance of the shares of Buyer Common Stock hereunder will not be registered with the SEC, and accordingly, the shares of Buyer Common Stock will be “restricted securities” under the Securities Act.  Any subsequent offer, sale or disposition of the shares of Buyer Common Stock by a Company Holder must be either registered under the Securities Act and applicable state securities laws or exempt from such registration requirements (including pursuant to the safe harbor provided by Rule 144 promulgated under the Securities Act). Except as set forth in Section 2.8, Buyer has no obligation to register the offering or issuance of the shares of Buyer Common Stock with the SEC or the securities regulatory authority of any other state or jurisdiction.

Section 2.8.Registration of Closing Stock Consideration.

(a)Procedures and Expenses.

(i)Buyer will file a Registration Statement (the “Mandatory Registration Statement”) with the SEC on April 1, 2021 (the “Filing Date”) to register all of the shares of Closing Stock Consideration on Form S-3 under the Securities Act (providing for shelf registration of such shares under SEC Rule 415). In the event that Form S-3 is not available for the registration of the shares of Closing Stock Consideration, Buyer will register the resale of the shares of Closing Stock Consideration on such other form as is available to the Company.

(ii)Buyer will use its commercially reasonable efforts to cause the Mandatory Registration Statement to be declared effective as soon as practicable and in any event within the earlier of: (i) thirty (30) days following the Filing Date and (ii) four (4) Business Days after the date the Company receives written notification from the SEC that the Mandatory Registration Statement will not be reviewed (or, in the event the staff of the SEC reviews and has written comments to the Mandatory Registration Statement, within ninety (90) days following the Filing Date) (the earlier of the foregoing or the applicable date set forth in Section 2.8(a)(ix), the “Effectiveness Deadline”), such efforts to include, without limiting the generality of the foregoing, preparing and filing with the SEC any financial statements or other information that is required to be filed prior to the effectiveness of such Mandatory Registration Statement.

(iii)Notwithstanding anything contained in this Agreement to the contrary, in the event that the SEC limits the amount of shares of Closing Stock

Consideration or otherwise requires a reduction in the number of shares of Closing Stock Consideration that may be included and sold by the Company Holders in the Mandatory Registration Statement (in each case, subject to Section 2.8(e)), then Buyer shall prepare and file (i) within ten (10) Trading Days of the first date or time that such excluded shares of Closing Stock Consideration may then be included in a Resale Registration Statement if the SEC shall have notified Buyer that certain shares of Closing Stock Consideration were not eligible for inclusion in the Resale Registration Statement or (ii) in all other cases, within twenty (20) days following the date that Buyer becomes aware that such additional Resale Registration Statement is required (the “Additional Filing Date”), a Resale Registration Statement (any such Resale Registration Statement registering such excluded shares of Closing Stock Consideration, an “Additional Registration Statement” and, together with the Mandatory Registration Statement, a “Resale Registration Statement”) to register any shares of Closing Stock Consideration that have been excluded (or, if applicable, the maximum number of such excluded shares of Closing Stock Consideration that Buyer is permitted to register for resale on such Additional Registration Statement consistent with SEC guidance), if any, from being registered on the Mandatory Registration Statement.

(iv)Not less than two (2) Trading Days prior to the filing of a Resale Registration Statement or any related prospectus or any amendment or supplement thereto, Buyer will furnish via email to the Shareholders’ Registration Representative copies of all such documents proposed to be filed, which documents (other than any document that is incorporated or deemed to be incorporated by reference therein) will be subject to the review of the Shareholders’ Registration Representative.  Buyer shall reflect in each such document when so filed with the SEC such comments regarding the Company Holders and the plan of distribution as the Shareholders’ Registration Representative may reasonably and promptly propose no later than two (2) Trading Days after the Shareholders’ Registration Representative has been so furnished with copies of such documents as aforesaid.

(v)Buyer will use its commercially reasonable efforts to cause any such Additional Registration Statement to be declared effective as promptly as practicable following the Additional Filing Date, such efforts to include, without limiting the generality of the foregoing, preparing and filing with the SEC any financial statements or other information that is required to be filed prior to the effectiveness of any such Additional Registration Statement.

(vi)Buyer will promptly prepare and file with the SEC such amendments and supplements to such Resale Registration Statements and the prospectus used in connection therewith as may be necessary to keep such Resale Registration Statements continuously effective and free from any material misstatement or omission to state a material fact therein until termination of such obligation as provided in Section 2.8(d) below, subject to Buyer’s right to suspend pursuant to Section 2.8(c).

(vii)Buyer will furnish to the Company Holders such number of copies of prospectuses in conformity with the requirements of the Securities Act and such other documents as the Company Holders may reasonably request, in order to facilitate the public sale or other disposition of all or any of the shares of Closing Stock Consideration by the Company Holders.

(viii)Buyer will file such documents as may be required of Buyer for normal securities law clearance for the resale of the shares of Closing Stock Consideration in such states of the United States as may be reasonably requested by the Company Holders and use its commercially reasonable efforts to maintain such blue sky qualifications during the period Buyer is required to maintain effectiveness of the Resale Registration Statements; provided, however, that Buyer shall not be required in connection with this Section 2.8(a)(viii) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction in which it is not now so qualified or has not so consented.

(ix)Upon notification by the SEC that the Resale Registration Statement will not be reviewed or is not subject to further review by the SEC, Buyer shall within three (3) Trading Days following the date of such notification request acceleration of such Resale Registration Statement (with the requested effectiveness date to be not more than two (2) Trading Days later).

(x)Upon notification by the SEC that that the Resale Registration Statement has been declared effective by the SEC, Buyer shall file the final prospectus under Rule 424 of the Securities Act within the applicable time period prescribed by Rule 424.

(xi)Buyer will advise the Shareholders’ Representative promptly (and in any event within two (2) Trading Days thereof):

(A)of the effectiveness of the Resale Registration Statement or any post-effective amendments thereto;

(B)of any request by the SEC for amendments to the Resale Registration Statement or amendments to the prospectus or for additional information relating thereto;

(C)of the issuance by the SEC of any stop order suspending the effectiveness of the Resale Registration Statement under the Securities Act or of the suspension by any state securities SEC of the qualification of the shares of Closing Stock Consideration for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes; and

(D)of the existence of any fact and the happening of any event that makes any statement of a material fact made in the Resale Registration Statement, the prospectus and amendment or supplement thereto, or any document incorporated by reference therein, untrue, or that requires the making of any additions to or changes in the Resale Registration Statement or the prospectus in order to make the statements therein not misleading.

(xii)Buyer will cause all shares of Closing Stock Consideration to be listed on each securities exchange, if any, on which equity securities by Buyer are then listed.

(xiii)Buyer will bear all expenses in connection with the procedures in paragraphs (i) through (xii) of this Section 2.8(a) and the registration of the shares of Closing Stock Consideration on such Resale Registration Statement and the satisfaction of the blue sky laws of such states.

(b)Rule 415; Cutback.  If at any time the staff of the SEC (“Staff”) takes the position that the offering of some or all of the shares of Closing Stock Consideration in a Registration Statement is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act or requires any Company Holder to be named as an “underwriter,” Buyer shall use its commercially reasonable efforts to persuade the SEC that the offering contemplated by the Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Company Holders is an “underwriter.” In the event that, despite Buyer’s commercially reasonable efforts and compliance with the terms of this Section 2.8(b), the Staff refuses to alter its position, Buyer shall (i) remove from the Registration Statement such portion of the shares of Closing Stock Consideration (the “Cut Back Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the shares of Closing Stock Consideration as the Staff may require to assure Buyer’s compliance with the requirements of Rule 415 (collectively, the “SEC Restrictions”); provided, however, that Buyer shall not agree to name any Company Holder as an “underwriter” in such Registration Statement without the prior written consent of such Company Holder. Any cutback imposed on the Company Holders pursuant to this Section 2.8(b) shall be allocated among the Company Holders on a pro rata basis, unless the SEC Restrictions otherwise require or provide or the Shareholders’ Representative otherwise agrees. No liquidated damages shall accrue as to any Cut Back Shares until such date as Buyer is able to effect the registration of such Cut Back Shares in accordance with any SEC Restrictions (such date, the “Restriction Termination Date” of such Cut Back Shares). From and after the Restriction Termination Date applicable to any Cut Back Shares, all of the provisions of this Section 2.8 shall again be applicable to such Cut Back Shares; provided, however, that (x) the Filing Deadline for the Registration Statement including such Cut Back Shares shall be ten (10) Trading Days after such Restriction Termination Date, and (y) the Effectiveness Deadline with respect to such Cut Back Shares shall be the 90th day immediately after the Restriction Termination Date or the 120th day if the Staff reviews such Registration Statement (but in any event no later than three (3) Trading Days from the Staff indicating it has no further comments on such Registration Statement).

(c)Prospectus Suspension.  Each Company Holder acknowledges that there may be times when Buyer must suspend the use of the prospectus forming a part of the Resale Registration Statement until such time as an amendment to the Resale Registration Statement has been filed by Buyer and declared effective by the SEC, or until such time as Buyer has filed an appropriate report with the SEC pursuant to the Exchange Act. Each Company Holder hereby covenants that it will not sell any shares of Closing Stock Consideration pursuant to said prospectus during the period commencing at the time at which Buyer gives the Company Holders notice of the suspension of the use of said prospectus and ending at the time Buyer gives the Company Holders notice that the Company Holders may thereafter effect sales pursuant to said prospectus; provided, that such suspension periods shall in no event exceed 30 days in any 12 month period and that, in the good faith judgment of Buyer’s board of directors, Buyer would, in the absence of such delay or suspension hereunder, be required under state or federal securities laws to disclose any corporate development, a potentially significant transaction or event involving Buyer, or any negotiations, discussions, or proposals directly relating thereto, in either case the disclosure of which would reasonably be expected to have a material adverse effect upon Buyer or its stockholders.

(d)Termination of Obligations.  The obligations of Buyer pursuant to Section 2.8(a) hereof shall cease and terminate, with respect to any shares of Closing Stock Consideration, upon the earlier to occur of (a) such time such shares of Closing Stock Consideration have been resold, (b) such time as such shares of Closing Stock Consideration are eligible to be sold pursuant to Rule 144 under the Securities Act without condition or restriction, including without any limitation as to volume of sales, and without the Company Holder needing to comply with any method of sale requirements or notice requirements under Rule 144, or (c) such time as such shares of Closing Stock Consideration shall cease to be outstanding following their issuance.

(e)Effect of Failure to File and Obtain and Maintain Effectiveness of Registration Statement.  If a Mandatory Registration Statement covering all of the shares of Closing Stock Consideration required to be covered thereby and required to be filed by Buyer pursuant to this Agreement is not filed with the SEC on or before the Filing Date (the “Filing Failure”), then, as partial relief for the damages to any Company Holder by reason of any such delay in or reduction of its ability to sell the underlying shares of Buyer Common Stock (which remedy shall not be exclusive of any other remedies available at law or in equity), Buyer shall pay to each Company Holder an amount in cash equal to one percent (1%) of the amount of the Merger Consideration paid on the Closing Date to such Company Holder pursuant to this Agreement (which amount of the Merger Consideration shall be valued based upon the Buyer Common Stock Average VWAP Price calculated as of the day immediately prior to the Closing Date). Buyer shall pay, or cause such amounts to be paid, such amounts to each Company Holder no later than the third Trading Day after the Filing Date.

Section 2.9.Treatment of Company Options.

(a)Immediately prior to the Effective Time, the Company shall cause each Company Option that is then outstanding (whether such Company Option is vested or unvested, but not to the extent it has theretofore been exercised) to become fully vested and exercisable in full. At the Effective Time, each Company Option, to the extent then outstanding and unexercised, will be automatically cancelled and extinguished and converted at the Effective Time into the right to receive the following consideration (such consideration, the “Optionholder Merger Consideration” and, together with the Capital Stock  Merger Consideration, the “Merger Consideration”):

(i)within three (3) Business Days following the next regular payroll period of the Company following the Closing Date, a number of shares of Buyer Common Stock, rounded down to the nearest whole share, equal to the quotient of (i) (A) the Per Share Amount multiplied by the number of shares of Company Common Stock that were covered by the unexercised portion of such Company Option immediately prior to the Effective Time, minus (B) the aggregate exercise price of the unexercised portion of such Company Option, divided by (ii) the Buyer Common Stock Average VWAP Price calculated as of the day immediately prior to the Closing Date (such shares, “Optionholder Closing Stock Consideration”);

(ii)an amount equal to the Additional Merger Consideration Per Share Amount with respect to any Additional Merger Consideration, payable in cash or Milestone Stock Consideration, as applicable, pursuant to terms of this Agreement; and

(iii)notwithstanding the foregoing or anything to the contrary herein, to the extent a Withholding Person is required pursuant to Section 2.19 to deduct and withhold any Tax from the Optionholder Merger Consideration or Additional Merger Consideration Per Share Amount, as applicable, the number of shares of Buyer Common Stock that would otherwise have been delivered in respect of such Optionholder Merger Consideration or Additional Merger Consideration Per Share Amount, respectively, under the terms of this Agreement shall be reduced by a number of shares having a fair market value approximately equal to such Tax.

(b)Prior to the Effective Time, the Company shall adopt all resolutions and take all actions that were necessary or desirable to effectuate the provisions of this Section 2.9 and terminated all Company Options and other rights outstanding under the Company Equity Plan and the Company Equity Plan, in each case contingent on and effective as of the Closing and with no Liability to Buyer other than the obligation to deliver the amounts described in this Section 2.9.

Section 2.10.Legends on Share Consideration.

(a)The shares of Buyer Common Stock to be issued as Closing Stock Consideration and Milestone Stock Consideration (if any) shall be characterized as “restricted securities” for purposes of Rule 144 under the Securities Act, and each certificate representing any such shares shall, until such time that such shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities Laws or otherwise, if any):

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR IN ANY OTHER JURISDICTION. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED, SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.”

(b)Buyer shall, at its sole expense, upon appropriate notice from any Company Holder stating that shares of Closing Stock Consideration have been sold pursuant to an effective Resale Registration Statement, timely prepare and deliver certificates or book-entry shares representing the shares to be delivered to a transferee pursuant to the Resale Registration Statement, which certificates or book-entry shares shall be free of any restrictive legends and in such denominations and registered in such names as such Company Holder may request. Further, Buyer shall, at its sole expense, cause its legal counsel or other counsel satisfactory to the transfer agent:

(i) while the Resale Registration Statement is effective, to issue to the transfer agent a “blanket” legal opinion to allow (A) the legend on such shares to be removed, or (B) sales without restriction pursuant to the effective Resale Registration Statement, and (ii) provide all other opinions as may reasonably be required by the transfer agent in connection with the removal of legends. A Company Holder may request that Buyer remove, and Buyer agrees to authorize the removal of, any legend from such shares of Closing Stock Consideration or Milestone Stock Consideration, following the delivery by a Company Holder to Buyer or Buyer’s transfer agent of a legended certificate representing such shares: (i) following any sale of such shares pursuant to Rule 144, (ii) if such shares are eligible for sale under Rule 144(b)(1), or (iii) following the time that the Resale Registration Statement is declared effective. If a legend removal request is made pursuant to the foregoing, Buyer will, no later than three (3) Trading Days following the delivery by a Company Holder to Buyer or Buyer’s transfer agent of a legended certificate representing such shares of Closing Stock Consideration or Milestone Stock Consideration or a request for legend removal, in the case of shares issued in book-entry form), instruct Buyer’s transfer agent to deliver or cause to be delivered to such Company Holder a certificate representing such shares that is free from all restrictive legends or an equivalent book-entry position, as requested by the Company Holder. Certificates for shares free from all restrictive legends may be transmitted by Buyer’s transfer agent to the Company Holders by crediting the account of Buyer’s prime broker with the Depository Trust Company (“DTC”) as directed by such Company Holder. Subject to each Company Holder’s compliance with applicable securities laws, Buyer warrants that the shares of Closing Stock Consideration and Milestone Stock Consideration shall otherwise be freely transferable on the books and records of Buyer as and to the extent provided in this Agreement. If a Company Holder effects a transfer of shares of Closing Stock Consideration or Milestone Stock Consideration in accordance with this Section 2.10(b), Buyer shall permit the transfer and shall promptly instruct its transfer agent to issue one or more certificates or credit shares to the applicable balance accounts at DTC in such name and in such denominations as specified by such Company Holder to effect such transfer. Such Company Holder hereby agrees that the removal of the restrictive legend pursuant to this Section 2.10(b) is predicated upon Buyer’s reliance that such Company Holder will sell any such shares pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and such Company Holder shall, if requested by Buyer, deliver to Buyer or its legal counsel or other counsel delivering an opinion referred to in this Section 2.10(b), a customary representation letter as may be reasonably requested in order to deliver an opinion referred to in this Section 2.10(b).

Section 2.11.Exchange Procedures.

(a)Payment Procedures.  Promptly following the execution of this Agreement, the Company will send to each Company Holder (i) a letter of transmittal, in the form attached as Exhibit A (the “Letter of Transmittal”), and (ii) instructions for effecting the delivery of the Merger Consideration payable to such Company Holder.  Such payment is conditioned upon (i) the due execution and delivery of such Letter of Transmittal, and (ii) a properly executed Form W-9 or Form W-8BEN (or W-8BEN-E) or other applicable Form W-8 (the “LOT Materials”), as applicable, from such holder in form and substance reasonably acceptable to Buyer and the Transfer Agent.  After the Effective Time (or with respect to Company Optionholders, after the date of the next regular payroll period of the Company following the Closing Date), within five (5) Business Days after receipt by Buyer or the Surviving LLC of a duly executed LOT Materials from a Company Holder, Buyer will cause the Transfer Agent to deliver to such Company Holder the applicable portion of the Closing Stock Consideration set forth in Section 2.7(c)(i) and Section 2.9(a)(i), without interest and subject to applicable Tax withholding.

(b)If payment of any portion of the applicable Merger Consideration is to be made to a Person other than the Person in whose name the applicable shares of Company Capital Stock or Company Options, as applicable, are registered, it will be a condition of payment that the Person requesting such payment (A) will have paid any Taxes required by reason of the payment of those amounts to a Person other than such registered holder, and will have established to the satisfaction of the Buyer that such Taxes have been paid, or (B) will have established to the reasonable satisfaction of the Buyer that such Taxes are not applicable.

(c)Transfer Books; No Further Ownership Rights.  At the Closing, the transfer books of the Company will be closed, and thereafter there will be no further registration of transfers of Company Capital Stock on the records of the Company.

Section 2.12.Company Holder Representations; Shareholders’ Representative.

(a)Each Company Holder represents that such Company Holder (i) is a sophisticated investor with respect to the transactions described herein and, either alone or with a representative, has such knowledge and experience in financial and business matters sufficient to evaluate the merits and risks of owning and investing in securities similar to the Buyer Common Stock, making an informed decision with respect thereto, and evaluating properly the terms and conditions of this Agreement, and he, she or it has made its own analysis and decision to adopt this Agreement and approve the Merger, (ii) acknowledges the availability of the Buyer SEC Reports, (iii) has obtained all information it deems necessary or appropriate in order to adopt this Agreement and approve the Merger, (iv) understands that the shares of Buyer Common Stock to be issued pursuant to this Agreement have not been registered under the Securities Act or under any comparable securities act of any jurisdiction and are being sold in reliance upon an exemption from the registration requirements thereof, (v) will acquire the shares of Buyer Common Stock issued pursuant to this Agreement for such Company Holder’s own account for investment and not with a view to, or for resale in connection with, the distribution thereof and (vi) acknowledges that he, she or it has had an opportunity to review the terms of this Agreement and all schedules and exhibits hereto and has received or has had access to all the information relating to the Buyer that such Company Holder has requested and considers necessary and relevant to making an informed investment decision with respect to the shares of Buyer Common Stock.

(b)By voting in favor of or consenting to the Merger, or by delivering to the Buyer or the Company (or its designee payroll service provider), as applicable, an executed Letter of Transmittal in exchange for the consideration to be paid in accordance with this Agreement, each Company Holder irrevocably approves the depositing of the funds held in the Shareholders’ Representative Reserve and the constitution and appointment of, and hereby irrevocably constitutes and appoints Shareholder Representative Services LLC as of the Closing as the sole, exclusive, true and lawful agent, representative and attorney-in-fact of all Company Holders and each of them (the “Shareholders’ Representative”) with respect to any and all matters relating to, arising out of, or in connection with, this Agreement, or the agreements ancillary hereto, including for purposes of taking any action or omitting to take any action on behalf of each Company Holder hereunder to:

(i)act for each Company Holder to defend, compromise, or settle any claims and to otherwise prosecute or pursue any litigation claims in connection with the enforcement of this Agreement;

(ii)execute and deliver all amendments, waivers, ancillary agreements, certificates and documents that the Shareholders’ Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the agreements ancillary hereto;

(iii)receive funds, make payments of funds and give receipts for funds;

(iv)do or refrain from doing any further act or deed on behalf of the Company Holders that the Shareholders’ Representative deems necessary or appropriate in its discretion relating to the subject matter of this Agreement as fully and completely as the Company Holders could do if personally present;

(v)administer the defense and/or settlement of any disputes regarding the Closing Payment adjustment pursuant to Section 2.17 and agreeing to or negotiating the Final Closing Balance Sheet, the final Closing Payment, and the payment or non-payment of any of the Adjustment Escrow Amount;

(vi)administer the defense and/or settlement of any disputes regarding  any Milestone Payments pursuant to Section 2.18;

(vii)give any written direction to the Escrow Agent or the Transfer Agent;

(viii)give or receive notices to be given or received by the Company Holders under this Agreement or the Escrow Agreement (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice shall be given or received by each Company Holder individually); and

(ix)receive service of process in connection with any claims under this Agreement or the Escrow Agreement.

After the Closing, all actions, notices, communications and determinations by or on behalf of the Company Holders shall be given or made by the Shareholders’ Representative and all such actions, notices, communications and determinations by the Shareholders’ Representative shall conclusively be deemed to have been authorized by, and shall be binding upon, any of and all Company Holders, and no Company Holder shall have the right to object, dissent, protest or otherwise contest the same.  Without limiting the rights and obligations of the Company, Buyer, Merger Sub and Merger Sub II under this Agreement, the Shareholders’ Representative shall be entitled to: (i) rely upon Annex I, Annex II, Annex III and Annex IV, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Holder.

(c)The Shareholders’ Representative may resign at any time. If the Shareholders’ Representative resigns, dies or becomes legally incapacitated, then a majority of the Company Holders, based on their respective Pro Rata Percentages, shall promptly designate in writing to Buyer a single Person to fill the Shareholders’ Representative vacancy as the successor Shareholders’ Representative hereunder.  If at any time there shall not be a Shareholders’ Representative or the Company Holders fail to designate a successor Shareholders’ Representative, then Buyer may have a court of competent jurisdiction appoint a Shareholders’ Representative hereunder.  A majority of the Company Holders, based on their respective Pro Rata Percentages, may also replace the Person serving as the Shareholders’ Representative from time to time and for any reason upon at least ten (10) days’ prior written notice to Buyer.

(d)The Shareholders’ Representative shall act for the Company Holders on all of the matters set forth in this Agreement in the manner the Shareholders’ Representative believes to be in the best interest of the Company Holders.  The Shareholders’ Representative is authorized to act on behalf of the Company Holders notwithstanding any dispute or disagreement among the Company Holders.  In taking any actions as Shareholders’ Representative, the Shareholders’ Representative may rely conclusively, without any further inquiry or investigation, upon any certification or confirmation, oral or written, given by any Person the Shareholders’ Representative believes to be authorized thereunto.  The Shareholders’ Representative may, in all questions arising hereunder, rely on the advice of counsel, and the Shareholders’ Representative shall not be liable to any Company Holder for anything done, omitted or suffered in good faith by the Shareholders’ Representative based on such advice.  The Shareholders’ Representative undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Shareholders’ Representative.  The Shareholders’ Representative shall not have any liability to the Company Holders for any act done or omitted hereunder as Shareholders’ Representative while acting in good faith and without gross negligence or willful misconduct.  The Company Holders shall indemnify, defend and hold harmless the Shareholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Shareholders’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Shareholders’ Representative, the Shareholders’ Representative will reimburse the Company Holders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Shareholders’ Representative by the Company Holders, any such Representative Losses may be recovered by the Shareholders’ Representative from (i) the funds in the Shareholders’ Representative Reserve and (ii) any other funds that become payable to the Company Holders under this Agreement at such time as such amounts would otherwise be distributable to the Company Holders; provided, that while this section allows the Shareholders’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Company Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Shareholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Shareholders’ Representative be required to advance its own funds on behalf of the Company

Holders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Company Holders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Shareholders’ Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Shareholders’ Representative or the termination of this Agreement

(e)The Shareholders’ Representative shall treat confidentially any nonpublic information disclosed to it pursuant to this Agreement and shall not use such nonpublic information other than in the performance of its duties as the Shareholders’ Representative.  In addition, the Shareholders’ Representative shall not disclose any nonpublic information disclosed to it pursuant to this Agreement to anyone except as required by Law; provided, that (i) the Shareholders’ Representative may disclose such nonpublic information to legal counsel and other advisors under an obligation of confidentiality and non-use in its capacity as such, (ii) the Shareholders’ Representative (or legal counsel or other advisor to whom information is disclosed pursuant to clause (i) above) may disclose such nonpublic information disclosed to the Shareholders’ Representative pursuant to this Agreement in any Action relating to this Agreement or the transactions contemplated hereby (or, in either case, discussion in preparation therefor) and (iii) the Shareholders’ Representative may disclose to any Company Holder on a need-to-know basis any such nonpublic information disclosed to the Shareholders’ Representative subject to such Company Holder agreeing with Buyer in writing to restrictions on the disclosure and use of such nonpublic information consistent with the restrictions to which the Shareholders’ Representative is subject.

(f)Buyer shall be entitled to rely on the authority of the Shareholders’ Representative as the agent, representative and attorney-in-fact of the Company Holders for all purposes under this Agreement and shall have no Liability for any such reliance.  No Company Holder may revoke the authority of the Shareholders’ Representative.  Each Company Holder, by voting in favor of or consenting to the Merger or by delivering an executed Letter of Transmittal to Buyer hereby ratifies and confirms, and hereby agrees to ratify and confirm, any action taken by the Shareholders’ Representative in the exercise of the power-of-attorney granted to the Shareholders’ Representative pursuant to this Section 2.12, which power-of-attorney, being coupled with an interest, is irrevocable and shall survive the death, incapacity or incompetence of such Company Holder.

(g)At the Closing, the Buyer shall wire the Shareholders’ Representative Reserve to the Shareholders’ Representative, which shall be maintained by the Shareholders’ Representative in a segregated account.  The Shareholders’ Representative will hold these funds separate from its funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Company Holders shall not receive interest or other earnings on the Shareholders’ Representative Reserve and the Company Holders irrevocably transfer and assign to the Shareholders’ Representative any ownership right that they may otherwise have had in any interest or earnings that may accrue on funds held in the Shareholders’ Representative Reserve.  The Company Holders acknowledge that the Shareholders’ Representative is not providing any investment supervision, recommendations or advice.  The Shareholders’ Representative shall have no responsibility or liability for any loss of principal of the Shareholders’ Representative Reserve other than as a result of its bad faith, gross negligence or willful misconduct.  For Tax purposes, the Shareholders’ Representative Reserve shall be treated in accordance with Section 6.1(d).

(h)Upon the determination of the Shareholders’ Representative that the Shareholders’ Representative Reserve is no longer necessary in connection with post-Closing matters pursuant to this Section 2.12, the Shareholders’ Representative shall deposit such amount with the Transfer Agent and shall calculate the amount to be distributed to each Company Holder according to each Company Holder’s respective Pro Rata Percentage after payment of all of the Shareholders’ Representative’s out-of-pocket expenses incurred in connection with its services as Shareholders’ Representative.  The Transfer Agent shall make payments to the Company Holders and the Surviving LLC in accordance with the Pro Rata Percentages set forth on Annex I.  Any portion of the Shareholders’ Representative Reserve that remains undeliverable or unclaimed after eighteen (18) months of the initial delivery attempt (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Entity by Law) shall become, to the extent permitted by Law, including any abandoned property, escheat or similar Law, the property of Buyer, free and clear of any claims or interest of any Person previously entitled thereto. The Shareholders’ Representative Reserve shall not be available to Buyer to satisfy any claims in connection with this Agreement or the transactions contemplated hereby.  Any payments as may be required by the Shareholders’ Representative to be made directly to it by any Company Holder pursuant to this Agreement or any other agreement shall be paid in accordance with such Company Holder’s Pro Rata Percentage.

Section 2.13.Close of Stock Transfer Books.  At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Capital Stock on the records of the Company.  From and after the Effective Time, no shares of Company Capital Stock shall be deemed to be outstanding, and the holders of shares of Company Capital Stock immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided herein or by applicable Law.

Section 2.14.Dissenting Shares.

(a)Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a holder who (i) voted against the Merger (if submitted for approval at a meeting of shareholders); (ii) did not consent in writing to the Merger (if submitted for approval by written consent in lieu of a meeting); or (iii) has not otherwise contractually waived its rights of dissent and appraisal, and, in each case, who has exercised and perfected its rights of dissent and appraisal for such shares in accordance with the Dissent Statute and has not effectively withdrawn or lost such rights of dissent and appraisal (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to consideration for Company Capital Stock set forth in Section 2.7 and the holder or holders of such Dissenting Shares shall be entitled only to such rights as may be granted to such holder or holders under the Dissent Statute. At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the appraised value of such shares in accordance with the relevant provisions of the Dissent Statute.

The holders of any Dissenting Shares shall instead be entitled to receive payment of the fair value of such Dissenting Shares held by them in accordance with the Dissent Statute.

(b)Notwithstanding the provisions of Section 2.14(a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s rights to dissent and appraisal under the Dissent Statute, or a court of competent jurisdiction shall determine that such holder is not entitled to relief provided under the Dissent Statute, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of Company Capital Stock shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock set forth in Section 2.7, without interest.

(c)After the Effective Time, the Surviving LLC shall give the Shareholders’ Representative prompt notice of any written demands for appraisal, negotiations between the Surviving LLC and any holders of Dissenting Shares, withdrawals of demands for appraisal and any other related instruments served on or by the Surviving LLC.  Notwithstanding the foregoing, Buyer shall have the right to participate in and direct all negotiations and proceedings with respect to such demands; provided, however, that neither Party shall voluntarily make any payment with respect to any demand for appraisal or settle or offer to settle any such demand without the written consent of the other Party, which consent shall not be unreasonably conditioned, withheld or delayed, except for payments required to be made by the Surviving LLC pursuant to the Dissent Statute, for which the Shareholders’ Representative’s written consent shall not be required.

Section 2.15.No Fractional Shares.  No fractional shares of Buyer Common Stock shall be issued in connection with the Merger, no certificates or scrip representing fractional shares of Buyer Common Stock shall be delivered upon the conversion of Company Common Stock pursuant to Section 2.7, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of Buyer Common Stock.  The number of shares of Buyer Common Stock to be issued to a Company Holder will be rounded down to the nearest whole share after aggregating all shares of Buyer Common Stock to be received by such Company Holder as Closing Stock Consideration or Milestone Stock Consideration, as applicable. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share of Buyer Common Stock.

Section 2.16.Certain Adjustments. If the outstanding shares of Buyer Common Stock shall change into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reclassification, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred (other than in connection with the Merger) between the date of calculation and payment, as applicable, pursuant to this Agreement, then the Merger Consideration or the Milestone Payments, as applicable, shall be equitably adjusted, without duplication, to proportionally reflect such change; provided, that nothing in this Section 2.16 shall be construed to permit the Company to take any of the foregoing actions with respect to its securities to the extent otherwise prohibited by the terms of this Agreement.

Section 2.17.Closing Payment Adjustment.

(a)Estimated Closing Balance Sheet and Estimated Closing Statement.  Prior to the date hereof, the Company prepared in good faith and provided to Buyer an estimated balance sheet of the Company as of the Closing Date (the “Estimated Closing Balance Sheet”), together with a statement setting forth in reasonable detail its good faith estimate of the estimated Closing Liability Amount (the “Estimated Closing Liability Amount”), the estimated Closing Cash Amount (the “Estimated Closing Cash Amount”), and the estimated Seller Transaction Expenses (the “Estimated Seller Transactions Expenses”, and such statement, the “Estimated Closing Statement”). The Estimated Closing Balance Sheet and the Estimated Closing Statement were prepared in accordance with the Accounting Principles.

(b)Estimated Closing Payment.  The amount of the Estimated Closing Payment has been calculated using the Estimated Closing Liability Amount, the Estimated Closing Cash Amount, and the Estimated Seller Transaction Expenses set forth in the Estimated Closing Statement, which shall be subject to a “true-up” adjustment after the Closing pursuant to Section 2.17(f).

(c)Proposed Final Closing Balance Sheet and Proposed Final Closing Statement.  Not later than ninety (90) days after the Closing Date, Buyer shall prepare or cause to be prepared, and deliver to the Shareholders’ Representative, a balance sheet of the Company as of the close of business on the date immediately preceding the Closing Date, (the “Proposed Final Closing Balance Sheet”), together with a statement setting forth in reasonable detail its proposed final determination of the Closing Liability Amount, the Closing Cash Amount, and the Seller Transaction Expenses (the “Proposed Final Closing Statement”).  The Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement will be prepared in accordance with the Accounting Principles. Notwithstanding anything to the contrary in this Agreement, any calculations with respect to Taxes in the Estimated Closing Statement and the Final Closing Statement shall be calculated as of the end of the day on the Closing Date taking into account the effect of the transactions contemplated by this Agreement.  The Shareholders’ Representative and its Representatives shall have reasonable access to the work papers and other books and records of the Surviving LLC for purposes of assisting the Shareholders’ Representative and its Representatives in their review of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement.

(d)Dispute Notice. The Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement will be final, conclusive and binding on the Parties unless the Shareholders’ Representative provides a written notice (a “Dispute Notice”) to Buyer no later than the thirtieth (30th) Business Day after the delivery to the Shareholders’ Representative of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement. Any Dispute Notice must set forth in reasonable detail (i) any item on the Proposed Final Closing Balance Sheet which the Shareholders’ Representative believes has not been prepared in accordance with this Agreement and the correct amount of such item and (ii) the Shareholders’ Representative’s alternative calculation of the Closing Liability Amount, the Closing Cash Amount, and the Seller Transaction Expenses, as applicable.  For the avoidance of doubt, any item not included in the Dispute Notice shall be considered final and binding.

(e)Resolution of Disputes.  Buyer and Shareholders’ Representative will attempt to promptly resolve the matters raised in any Dispute Notice in good faith.  If the Parties have not resolved the matters raised in any Dispute Notice, within ten (10) Business Days after the date of delivery of any Dispute Notice pursuant to Section 2.17(d) either Buyer or Shareholders’

Representative may provide written notice to the other (the “Dispute Submission Notice”) that it elects to submit the disputed items to a nationally recognized independent accounting firm chosen jointly by Buyer and the Shareholders’ Representative (the “Accounting Firm”).  In the event that such firm has not agreed to act as the Accounting Firm and an alternative Accounting Firm has not been selected by mutual agreement of Buyer and the Shareholders’ Representative within ten (10) Business Days following the giving of the Dispute Submission Notice, each of Buyer and the Shareholders’ Representative shall promptly select an accounting firm and promptly cause such two (2) accounting firms to mutually select a third independent accounting firm to act as the Accounting Firm within twenty (20) Business Days of the giving of the Dispute Submission Notice.  The Accounting Firm will promptly, in accordance with the rules set forth in the Accounting Firm’s engagement letter and its customary practices review only those unresolved items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific unresolved item and amount in accordance with this Agreement.  In any such case, a single partner of the Accounting Firm selected by such Accounting Firm in accordance with its normal procedures and having expertise with respect to settlement of such disputes and the industry in which the Surviving LLC operates shall act for the Accounting Firm in the determination proceeding, and the Accounting Firm shall render a written decision as to each disputed matter, including a statement in reasonable detail of the basis for its decision.  In no event shall the decision of the Accounting Firm provide for a calculation of the Closing Liability Amount, the Closing Cash Amount or the Seller Transaction Expenses that is less than the calculation thereof shown in the Proposed Final Closing Statement or greater than the Shareholders’ Representative’s alternative calculation thereof shown in the Dispute Notice.  The fees and expenses of the Accounting Firm shall be borne equally by Buyer and the Shareholders’ Representative (on behalf of the Company Holders).  The decision of the Accounting Firm with respect to the disputed items of the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement submitted to it will be final, conclusive and binding on the Parties.  As used herein, the Proposed Final Closing Balance Sheet and the Proposed Final Closing Statement, as adjusted to reflect any changes agreed to by the Parties and the decision of the Accounting Firm, in each case, pursuant to this Section 2.17(e), are referred to herein as the “Final Closing Balance Sheet” and the “Final Closing Statement”, respectively. Each of the Parties to agrees to use its commercially reasonable efforts to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement.

(f)Closing Payment Adjustment.  If any of the Closing Liability Amount, the Closing Cash Amount or the Seller Transaction Expenses (as finally determined pursuant to this Section 2.17 and as set forth in the Final Closing Statement) differs from the Estimated Closing Liability Amount, the Estimated Closing Cash Amount or the Estimated Seller Transaction Expenses, respectively, set forth in the Estimated Closing Statement, the following shall occur:

(i)if the recalculated final Closing Payment equals or exceeds the Estimated Closing Payment (such excess, if any, the “Underpayment Amount”), then within two (2) Business Days of the date such recalculation is finally determined in accordance with this Section 2.16, (A) Buyer shall deliver or cause to be delivered to the Transfer Agent and the Surviving LLC (for any compensatory payments) by wire transfer of immediately available funds, an amount equal to the Underpayment Amount, if any, for further disbursement to the Company Holders (pro rata in accordance with their respective Pro Rata Percentages), and (B) Buyer and the Shareholders’ Representative shall jointly instruct the Escrow Agent to deliver to the Transfer Agent and the Surviving LLC (for any compensatory payments) by wire transfer of immediately available funds, any funds in the Adjustment Escrow Account for further disbursement to the Company Holders (pro rata in accordance with their respective Pro Rata Percentages); or

(ii)if the Estimated Closing Payment exceeds the recalculated final Closing Payment (such excess, if any, the “Overpayment Amount”), then within two (2) Business Days of the date such recalculation is finally determined in accordance with this Section 2.16, Buyer and the Shareholders’ Representative shall jointly instruct the Escrow Agent to deliver (A) to Buyer by wire transfer of immediately available funds, an amount equal to the Overpayment Amount from the Adjustment Escrow Account, and (B) to the Transfer Agent and the Surviving LLC (for any compensatory payments) by wire transfer of immediately available funds, any funds remaining in the Adjustment Escrow Account following the disbursement to Buyer pursuant to clause (A) above for further disbursement to the Company Holders (pro rata in accordance with their respective Pro Rata Percentages). In no event shall the Company Holders be responsible for any Overpayment Amount in excess of the funds then-remaining in the Adjustment Escrow Account, which funds shall be Buyer’s sole source of recovery to satisfy any Overpayment Amount.

Section 2.18.Milestone Payments.

(a)Technology Success Milestones.  Buyer shall make the payments described in Table 1 below (each, a “Technology Success Milestone Payment”), following first achievement or first occurrence of the corresponding event with respect to a Company Product developed by the Company or Buyer, its Affiliates or a Rights Transferee or any Affiliate thereof (each, a “Technology Success Milestone Event”) described in the row to the left of such payment in Table 1.

Table 1
No.	Technology Success Milestone Event	Technology Success Milestone Payment
1.	[**]	$[**]
2.	[**]	$[**]
3.	[**]	$[**]
4.	[**]	$[**]

(i)Notwithstanding anything to the contrary, in no event shall any of the Technology Success Milestone Payments be paid more than once or be subject to setoff or offset by Buyer or any other Person.

(ii)With respect to the documentation of the Successful Demonstration of [**] for purposes of the Technology Success Milestone Events, Buyer shall use Commercially Reasonable Efforts to conduct and achieve Successful Demonstration of the Technology Success Milestone Events as soon as possible and to complete study reports on a timely basis.  The Buyer shall provide written notice to the Shareholders’ Representative of the achievement of any Technology Success Milestone Event no later than [**] days after the occurrence thereof, and the Buyer shall pay to the Transfer Agent or the Surviving LLC, as applicable, for further disbursement to the Company Holders (pro rata in accordance with their respective Pro Rata Percentages) the applicable Technology Success Milestone Payment within [**] days after achievement.  Each such payment will be made by issuing the applicable Milestone Stock Consideration; provided, that in no event will Buyer be obligated to issue Buyer Common Stock with respect to any Milestone Payment, if the Milestone Stock Consideration to be issued in connection with such payment, when combined with the Closing Stock Consideration and all previously issued Milestone Stock Consideration, would equal or exceed the Stock Consideration Cap, unless Buyer has obtained stockholder consent for such issuance in satisfaction of Nasdaq Marketplace Rule IM 5635 (“Rule 5635”), or otherwise complied with Rule 5635 or any successor rule, and Buyer will use commercially reasonable efforts to obtain stockholder consent for such issuance in satisfaction of Rule 5635 or to otherwise comply with Rule 5635 or any successor rule, and, if such stockholder consent has not been obtained and such issuance cannot otherwise be made in compliance with Rule 5635 or any successor rule, then Buyer will issue Buyer Common Stock with respect to any such Milestone Payment to the extent permitted in accordance with Nasdaq Marketplace Rules and will make all payments owed pursuant to this Section 2.18(a) that cannot be satisfied by the issuance of Buyer Common Stock in cash.

(b)Product Milestones.  Buyer shall make the payments described in Table 2 below (each, a “Product Milestone Payment”), following first achievement or first occurrence of the corresponding event with respect to LNP Products developed by the Company or Buyer, its

Affiliates or a Rights Transferee or any Affiliate thereof (each a “Product Milestone Event”) described in the row to the left of such payment in Table 2.

Table 2
No.	Product Milestone Event	Product Milestone Payment
1.	[**]	$[**]
2.	[**]	$[**]
3.	[**]	$[**]
4.	[**]	$[**]
5.	[**]	$[**]
6.	[**]	$[**]
7.	[**]	$[**]

(i)In no event shall any of the Product Milestone Payments be paid more than once or be subject to setoff or offset by Buyer or any other Person.

(ii)The Product Milestone Payments set forth in this Section 2.18(b) shall not be payable with respect to a subsequent achievement of the same Product Milestone Event by any LNP Product that is a replacement for another LNP Product for the same targeted disease state, the development of which has been discontinued after achievement of such same Product Milestone Event.  In addition, an LNP Product and all Related Products to such LNP Product shall be treated as the same LNP Product for purposes of determining the achievement of a Product Milestone Event.

(iii)The Buyer shall provide written notice to the Shareholders’ Representative of the achievement of any Product Milestone Event no later than [**] days after the occurrence thereof, and the Buyer shall pay to the Transfer Agent or the Surviving LLC, as applicable, for further disbursement to the Company Holders (pro rata in accordance with their respective Pro Rata Percentages) the applicable Product Milestone Payment within [**] days after achievement.  Each such payment will be made by issuing the applicable Milestone Stock Consideration; provided, that in no event will Buyer be obligated to issue Buyer Common Stock with respect to any Milestone Payment, if the Milestone Stock Consideration to be issued in connection with such payment, when combined with the Closing Stock Consideration and all previously issued Milestone Stock Consideration, would equal or exceed the Stock Consideration Cap, unless Buyer has obtained stockholder consent for such issuance in satisfaction of Rule 5635, or otherwise complied with Rule 5635 or any successor rule, and Buyer will use commercially reasonable efforts to obtain stockholder consent for such issuance in satisfaction of Rule 5635 or to otherwise comply with Rule 5635 or any successor rule, and, if such stockholder consent has not been obtained and such issuance cannot otherwise be made in compliance with  Rule 5635 or any successor rule, then Buyer will issue Buyer Common Stock with respect to any such Milestone Payment to the extent permitted in accordance with Nasdaq Marketplace Rules and will make all payments owed pursuant to this Section 2.18(b) that cannot be satisfied by the issuance of Buyer Common Stock in cash.

(c)Notwithstanding anything contained herein to the contrary, Buyer agrees that it will, and will cause its subsidiaries and require any Rights Transferees to, (i) use Commercially Reasonable Efforts to achieve the Milestone Events, and (ii) provide at least [**].

(d)Notwithstanding anything contained herein to the contrary, Buyer may not transfer, sell, or assign, to any Person, any rights pertaining to the LNP Products or Company LNP Discovery Platform (excluding as a part of a sale that includes all or substantially all of the assets of Buyer or all or substantially all of the equity interests of Buyer, including by way of a merger or consolidation) unless [**] under this Section 2.18, excluding payment of the Milestone Payments (any such permitted transferee, or assignee, a “Subsequent Acquiror”); provided, that in the event of any such permitted transfer, sale, or assignment, Buyer shall notify the Shareholders’ Representative of any such transfer, sale, or assignment within two (2) Business Days thereof.

Section 2.19.Withholding.  Notwithstanding anything in this Agreement to the contrary, each of Buyer, the Surviving Corporation, the Surviving LLC, the Escrow Agent, the Transfer Agent and any other applicable withholding agent (each, a “Withholding Person”), will be entitled to deduct and withhold, or cause to be deducted and withheld, from any amount payable or consideration otherwise deliverable pursuant to or as contemplated by this Agreement to any Company Holders, recipients of Change of Control Payments, the Shareholders’ Representative on the Company Holders’ behalf, or any other Person, such amounts as may be required to be deducted and withheld therefrom under the Law.  Any such Tax deducted and withheld on amounts payable or consideration otherwise deliverable under this Agreement shall be timely paid to the appropriate Taxing Authority when required by Law and treated for all purposes of this Agreement as having been paid to any such Company Holder or other recipient.  Notwithstanding anything to the contrary in this Agreement, all compensatory amounts subject to payroll reporting and withholding payable pursuant to or as contemplated by this Agreement shall be payable in accordance with applicable payroll procedures.

ARTICLE 3

Closing Deliveries

Section 3.1.Company Deliverables. At the Closing, the Company shall deliver to Buyer the following:

(a)A certificate (and accompanying notice to the IRS) in form and substance reasonably satisfactory to Buyer, dated as of the Closing Date, pursuant to Treasury Regulations 1.897-2(h) (as described in Treasury Regulations 1.1445-2(c)(3)) stating that the Company is not as of the Closing Date and was not during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” as defined in Section 897 of the Code (the “FIRPTA Certificate”);

(b)a non-compete and restrictive covenant agreement, duly executed by the Company and Cory Sago, in a form attached as Exhibit C;

(c)a consulting agreement, duly executed by Buyer and James Dahlman, in a form attached as Exhibit D; and

(d)the Escrow Agreement, duly executed by the Shareholders’ Representative.

Section 3.2.Buyer Deliverables. At the Closing, Buyer shall deliver to the Company the following:

(a)the Escrow Agreement, duly executed by Buyer.

ARTICLE 4

Representations and Warranties of the Company

The Company represents and warrants to Buyer that, except as disclosed by the Company in the Disclosure Schedule delivered on the date hereof, the following statements are true and correct as of the date hereof, provided, that any exception set forth in a section or subsection of the Disclosure Schedule shall be deemed to be disclosed solely for purposes of, and shall solely qualify, such section or subsection of this Agreement and any other section or subsection of this Agreement where it is readily apparent on the face of such exception that such exception would be applicable to such other section or subsection:

Section 4.1.Organization and Standing; No Subsidiaries.

(a)The Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation; (ii) has all requisite corporate power and authority and possesses all material Permits necessary to enable it to use its corporate or other name and to own or lease or otherwise hold and operate its assets and properties and to carry on the Business; and (iii) is duly qualified, licensed or registered to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or registration necessary, which jurisdictions are listed in Section 4.1(a) of the Disclosure Schedule.  The Company has made available in the Data Room to Buyer and its Representatives true, complete and correct copies of its Constitutive Documents, as amended.  The Company has made available in the Data Room to Buyer and its Representatives copies of the transfer books and the minute books of the Company, each of which is true and complete and has been maintained in accordance with applicable Law and sound and prudent business practices.  The Company has never issued any stock certificates representing shares of Company Capital Stock.

(b)The Company has no, and has never had any, Subsidiaries.

(c)Power and Authority; Binding Agreement.  Subject to obtaining Shareholder Approval, the Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby and to perform its obligations hereunder.  The execution and delivery by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby other than the (a) the Shareholder Approval and (b) the filing of the Certificate of Merger and Subsequent Merger Certificate of Merger with the offices of the Secretary of State of the State of Delaware.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other Parties, constitutes a valid, legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.2.Authorization.

(a)The board of directors of the Company, at a meeting duly called and held at which all directors of the Company were present or pursuant to an action by written consent, duly and unanimously adopted resolutions:  (i) approving and declaring advisable the Merger, this Agreement and the other transactions contemplated hereby; (ii) determining that the Merger Consideration is fair to the Company Holders and declaring that the Merger, this Agreement and the other transactions contemplated hereby are in the best interests of the Company Holders; (iii) adopting this Agreement; (iv) authorizing the Company to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby, on the terms and subject to the conditions set forth in this Agreement; (v) directing that the Merger and this Agreement be submitted to the Company Holders at a meeting or by written consent in lieu of a meeting for a vote for adopting this Agreement and approving the Merger; and (vi) recommending that the Company Holders vote to approve and adopt this Agreement and approve the Merger.

(b)The only vote or consent of holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the principal terms of the Merger under the DGCL and the Company’s Constitutive Documents, each as in effect at the time of such adoption and approval, is the affirmative vote or written consent of (i) at least a majority of the outstanding Preferred Stock and (ii) at least a majority of the Outstanding Shares (the “Shareholder Approval”).

Section 4.3.Capitalization.

(a)Section 4.3(a) of the Disclosure Schedule sets forth the number of (i) authorized and (ii) issued and outstanding shares of each of the Common Stock and the Preferred Stock.  The rights, preferences, privileges and restrictions of the Preferred Stock are as stated in the Charter.

(b)Section 4.3(b) of the Disclosure Schedule sets forth a true, complete and accurate list of (i) the name, email address and address of record of all holders of Company Capital Stock, showing the number of shares of such Capital Stock, and the class or series of such shares, held by each such Company Holder and (ii)  the name, email address and address of each Company Optionholder and holder of Restricted Company Common Stock, showing, as applicable, the number of Company Options held by each such Company Holder and the number of shares of Company Common Stock subject thereto or the number of shares of Restricted Company Common Stock held by such Company Holder, the grant or issuance date, the exercise price, the vesting schedule and the extent to which such Company Option or Restricted Company Common Stock is vested, status as an incentive stock option within the meaning of Section 422 of the Code and the expiration date. All of the issued and outstanding shares of Company Capital Stock and Company Options have been offered, issued and sold by the Company in compliance with all applicable federal and state securities Laws.  Each share of Restricted Company Common Stock is subject to a valid election under Section 83(b) of the Code.  The Company has made available to Buyer complete and accurate copies of the Company Stock Plan and all Contracts evidencing Company Stock Options and Restricted Company Common Stock awards. The only plan, program or arrangement under which the Company has granted options to purchase Company Common Stock is the Company Stock Plan.  Each Company Stock Option and shares of Restricted Company Common Stock was granted in compliance with all applicable Laws and all terms and conditions of the Company Stock Plan and each Company Stock Option has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock, as determined by the board of directors in accordance with Section 409A of the Code, on the date of such grant.

(c)Except as set forth in Section 4.3(b) of the Disclosure Schedule, there are no outstanding options, restricted stock, restricted stock units, profits interests, equity appreciation rights, phantom equity interests, warrants, rights or other convertible securities (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or agreements for the purchase or acquisition from the Company of any shares of Company Capital Stock.

(d)All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable. All of the shares of Company Capital Stock underlying Company Options have been duly authorized and when issued pursuant to exercise of the Company Option will be validly issued, fully paid and nonassessable.

(e)None of the shares of Company Capital Stock or Company Options have been issued in violation of any subscription, option, call, commitment, right of first refusal, preemptive right, conversion right, option, convertible security or other similar right, or any Contract to which the Company is subject, bound or a party.  None of the shares of Company Capital Stock are subject to any subscription, warrant, option, call, commitment, right of first refusal, preemptive right, conversion right or other similar right under any Law, the Constitutive Documents of the Company, or any Contract to which the Company is subject, bound or a party thereto.  The Company has no obligation (contingent or otherwise) to issue, grant or otherwise sell any subscription, warrant, option, call, commitment, right of first refusal, preemptive right, option, convertible security, “phantom” stock right or other such right, or to issue, distribute or otherwise sell to holders of any shares of its Capital Stock any evidences of Indebtedness or assets of the Company. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of Capital Stock, or other equity or voting interest in, the Company or any other Person or to pay any dividend or to make any other distribution in respect of its Capital Stock.  The Company has no obligation (contingent or otherwise) to vote to dispose of any shares of its Capital Stock or other equity or voting interest. There are no outstanding or authorized stock appreciation rights, phantom stock awards or other rights that are linked in any way to the price of the Common Stock or the value of the Company or any part thereof.  There are no equity securities of the Company reserved for issuance for any purpose, except Common Stock issuable upon conversation of outstanding Preferred Stock.

(f)There is no Contract between the Company and any holder of its securities, or, to the Knowledge of the Company, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co‑sale rights or “drag‑along” rights), registration under the Securities Act, or voting, of any Company Capital Stock.

(g)The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person.  There is no Indebtedness that provides its holder with the right to vote on any matters on which Company Holders may vote.

(h)As of the Closing Date, the information in Annex I, Annex II, Annex III and Annex IV provided in accordance with Section 2.3(a) is true, correct and complete.

Section 4.4.Noncontravention.

(a)The execution and delivery by the Company of this Agreement, the consummation of the Merger and the other transactions contemplated hereunder and the compliance by the Company with the provisions of this Agreement, do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties or assets of the Company under, or give rise to any payment under or any increased, additional, accelerated or guaranteed rights or entitlements under, or require any action by or notice to any Person under, any provision of (i) the Constitutive Documents of the Company, (ii) any Contract to which the Company is a party or bound by or by which its assets or properties are bound or under which the Company has rights or benefits, except where such violation, breach, conflict, default, termination, cancellation, acceleration, loss of material benefit, creation of a Lien, payment, or increased, additional accelerated or guaranteed right or entitlement, or action or notice would not impair in any material respect the ability of the Company to perform its obligations under this Agreement or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated under this Agreement, or (iii) any Law or Judgment applicable to the Company or its assets or properties.

(b)No consent, approval, qualification, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is necessary or required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement, the consummation by the Company of the Merger and the other transactions contemplated by this Agreement or the compliance by the Company with the provisions of this Agreement, except for (i) the filing of the Certificate of Merger and Subsequent Merger Certificate of Merger with the office of the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, and (ii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of the Company to perform its obligations under this Agreement, or prevent or materially impede or delay the consummation of the Merger or any of the other transactions contemplated hereunder.

Section 4.5.Compliance with Laws; Regulatory Matters.

(a)The Company is not and has not been in breach or in violation of, or default under, its Constitutive Documents.  The Company is and has been in material compliance with all applicable Laws and Judgments of any Governmental Entity applicable to it or to the conduct by the Company of its business, or the ownership or use of any of its assets and properties, including the Leased Properties. The Company has not received any written, or to the Knowledge of the Company oral, notice or other communication alleging a possible material violation by the Company of any applicable Law or Judgment of any Governmental Entity applicable to its businesses or operations.  The Company is not, and has not been, subject to a deferred prosecution agreement, non-prosecution agreement, corporate integrity agreement, consent decree, monitoring agreement, settlement agreement or similar agreement or order mandating or prohibiting future or post activities.

(b)Regulatory Authorizations. To the extent required for the lawful operation of the Company’s business, the Company is and has at all times been in possession of, and in compliance with all approvals, clearances, licenses and Permits reasonably necessary for the Company to engage in the testing, development, processing, marketing, distribution and provision of the Company Products, including any FDA clearance and any other international equivalent thereof (the “Regulatory Authorizations”), a true, complete and correct list of which for the Business as of the date that this representation is made is set forth in Section 4.5(b) of the Disclosure Schedule.  To the extent required, each such Regulatory Authorization is valid and in full force and effect and the Company is in material compliance with the terms of such Regulatory Authorizations.  The Company has not received any written notice of, and there has not occurred, and, to the Knowledge of the Company, there is no pending or threatened, suspension, cancellation, modification, termination, revocation, or nonrenewal of any required Regulatory Authorization.

(c)Actions and Investigations.  The Company has not received or been subject to (i) any written, or to the Knowledge of the Company oral, notice, warning, administrative proceeding order, complaint, or other written communication of any actual or threatened enforcement Action or investigation or allegation that the Company has violated any applicable Law by the FDA, HHS, EMA, FTC or other Regulatory Authority, including any FDA Form 483, warning letter or untitled letter, and, to the Knowledge of the Company, neither the FDA, HHS, EMA, FTC, nor any other Regulatory Authority either in or outside the United States, is considering such Action, investigation or allegation, and (ii) any written, or to the Knowledge of the Company oral, notice, correspondence, or communication from any health care professional, customer, competitor, or current or former officer, director, employee or contractor of the Company alleging or asserting noncompliance with Laws.  To the Company’s Knowledge, no Person has filed or has threatened to file against the Company any Action under any federal or state whistleblower statute or equivalent law in the applicable jurisdiction, including under the federal False Claims Act, 21 U.S.C. §§ 3729-3733.

(d)Regulatory Materials. Neither the Company nor any Person on behalf of the Company has ever submitted any Regulatory Materials to any Regulatory Authority. The Company has not received notice from any Regulatory Authority indicating or suggesting that any Company Product may not be commercialized in a jurisdiction.

(e)Records and Reports.  All reports, documents, forms, claims, applications for Regulatory Authorizations, records submissions, supplements, amendments, and notices, including all design history files and technical files concerning the Company Products, required to be filed with, maintained for or furnished to any other Regulatory Authority with respect to the Company Products by the Company or any Person that manufactures, develops, packages, processes, labels, markets, tests or distributes Company Products pursuant to a development, distribution, commercialization, manufacturing, supply, testing or other arrangement with the Company (each, a “Company Partner”) have been so filed, maintained or furnished by the Company and the Company Partners, as applicable.  All such reports, documents, forms, claims, applications for Regulatory Authorizations, records submissions, supplements, amendments, and notices were complete, true and accurate in all material respects on the date filed or furnished (or were corrected in or supplemented by a subsequent filing) and remain complete, true and accurate in all material respects as required by applicable Law.  Neither the Company nor, to the Knowledge of the Company, any officer, director, employee or agent of the Company has made any material false statement or material omission in any report, document, form, claim, application for Regulatory Authorization, application, records submission, supplement, amendment, or notice relating to the Company Products to or any Regulatory Authority.

Section 4.6.Permits.  The Company validly holds and has in full force and effect all material Permits necessary for it to own, lease or operate its assets and properties and to carry on the Business, and there has occurred no material violation of, or material default (with or without notice or lapse of time or both) under, or, to the Knowledge of the Company, event giving to any Governmental Entity any right of termination, amendment or cancellation of, any such Permit.  The Company has complied in all material respects with the terms and conditions of all Permits issued to or held by the Company, and such Permits will not be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the consummation of the Merger or the other transactions contemplated hereunder.  No Action is pending or, to the Knowledge of the Company, threatened seeking the revocation or limitation of any Permit.  Section 4.6 of the Disclosure Schedule lists each Permit issued or granted to or held by the Company, true and complete copies of which have been made available in the Data Room to Buyer and its Representatives.  All of the Permits listed on Section 4.6 of the Disclosure Schedule are held in the name of the Company, and none are held in the name of any Company Personnel or agent or otherwise on behalf of the Company.

Section 4.7.Financial Matters.  Section 4.7 of the Disclosure Schedule sets forth (i) the unaudited balance sheet of the Company as of December 31, 2020 (such date, the “Most Recent Balance Sheet Date” and such financials the “Most Recent Balance Sheet”) and (ii) the unaudited statement of profit and loss of the Company for the twelve-month period ended on December 31, 2020 (together with the Most Recent Balance Sheet, the “Financial Statements”). The Financial Statements have been prepared from the books and records of the Company and are consistent with the books and records of the Company and fairly present, in all material respects, the financial condition and results of operations of the Company as of the dates indicated, and have been prepared in accordance with GAAP, with the exception that the Company’s unaudited financial statements remain subject to changes resulting from normal year-end adjustments and lack footnotes.

Section 4.8.Absence of Changes or Events.  Since January 1, 2020, (a) the Company has not conducted any business operations outside the Ordinary Course of Business, (b) there has occurred no Material Adverse Effect, nor any change, circumstance, development, state of facts, event or effect that would reasonably be expected to result in a Material Adverse Effect, and (c) the Company has not taken any of the following actions:

(a)declared, set aside or paid any dividends on, or made any other distribution (whether in cash, stock or property) in respect of, any Company Capital Stock to holders of Company Capital Stock from time to time outstanding;

(b)with respect to Intellectual Property, other than as necessary or in the Ordinary Course of Business, (A) sold, assigned, licensed, sublicensed, encumbered, impaired, abandoned, transferred or otherwise disposed of any Intellectual Property, (B) failed to use commercially reasonable efforts to file and prosecute any pending Patent Right applications or (C) disclosed or otherwise made available or accessible any material confidential Know-How to any Person who is not subject to a written agreement to maintain the confidentiality of such Know-How;

(c)(A) materially increased the amount of any compensation payable or paid, whether conditionally or otherwise, to any Company Personnel, (B) entered into any employment, severance, retention or any other similar agreement with any Company Personnel, (C) terminated, established, adopted, entered into or amended any Company Benefit Plan, (D) granted any Company Stock Options or Restricted Company Common Stock or (E) materially increased the benefits under any Company Benefit Plan;

(d)sold, licensed, mortgaged, transferred, encumbered, subjected to any Lien other than a Permitted Lien, or otherwise disposed of (A) any properties or assets, including the Leased Properties, which are material, individually or in the aggregate, to the Company (excluding any sale of furniture, fixtures or equipment that does not materially impact the conduct of the Company’s business) or (B) in any case, any Company Intellectual Property (or otherwise abandon, cancel or allow to lapse any Company Intellectual Property); or

(e)(A) created, incurred or assumed any Indebtedness, or issued or sold, or amended, modified or changed any term of, any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, (B) guaranteed or endorsed any Indebtedness of another Person, (C) made any loans, advances or capital contributions to, or investments in, any Person other than the Company, or (D) entered into any Contract having the economic effect of any of the foregoing subsections (A) through (C).

Section 4.9.Undisclosed Liabilities.  The Company does not have any Indebtedness or other Liabilities, except for such Liabilities (a) set forth on the face of the Most Recent Balance Sheet or the Estimated Closing Balance Sheet or that are Seller Transaction Expenses, and (b) Liabilities which have arisen since the date of the Balance Sheet in the ordinary course of business and which are, in nature and amount, consistent with those incurred historically and are not material to the Company.

Section 4.10.Assets.  The Company is the true and lawful owner and has good and valid title to all assets reflected on the Most Recent Balance Sheet or thereafter acquired (whether real or personal and whether tangible or intangible), except those sold or otherwise disposed of for fair value or consumed in the Ordinary Course of Business since January 1, 2020 and not in violation of this Agreement, in each case, free and clear of all Liens, other than Permitted Liens.

Section 4.11.Real Property.

(a)The Company does not own fee title to real property.

(b)Section 4.11(b) of the Disclosure Schedule lists all real property leased by the Company (each, a “Leased Property”), including the address of the property and the name and address of the landlord.  The Company has made available to Buyer and its Representatives in the Data Room true, complete and accurate copies of all leases, subleases, lease guarantees, subordinations, non-disturbance, and attornment agreements with respect to each Leased Property.  With respect to the Leased Property, (i) the Company has good and valid title to the leasehold estate relating thereto arising under the applicable lease, free and clear of all options, rights of first refusal, Liens, easements, rights of way, restrictions on use, encroachments, licenses to third parties, leases to third parties or irregularities in title thereto, including any Liens or conditions imposed by any Environmental Laws (other than Permitted Liens), (ii) the lease relating to such Leased Property is in writing and is valid and binding, in full force and effect and enforceable against the Company and, to the Knowledge of the Company, the other parties thereto, in accordance with its terms, (iii) the lease relating to such Leased Property will, immediately following the Effective Time, continue to be legal, valid, binding, in full force and effect and enforceable against the Company and, to the Knowledge of the Company, the other parties thereto, in accordance with its terms as in effect on the date hereof, (iv) neither the Company nor, to the Knowledge of the Company, any other party to the lease relating to such Leased Property is in material breach or violation of, or material default under, such lease in any material respect, (v) no event, occurrence, condition or act has occurred, is pending or, to the Knowledge of the Company, is threatened, which, with the giving of notice or the lapse of time would constitute a material breach or material default by the Company or, to the Knowledge of the Company, any other party to such lease, under such lease, or give rise to a right of termination, cancellation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under any such leases, (vi) there are no disputes, oral agreements or forbearance programs in effect between the Company and the lessor as to the lease relating to such Leased Property, (vii) all rents and additional rents due and payable on the lease relating to such Leased Property have been paid, (viii) all facilities included in such Leased Property are supplied with utilities and other services adequate for the operation of such facilities in their current use, (ix) there is no Lien, easement, covenant or other restriction applicable to such Leased Property which would reasonably be expected to materially impair the current uses or the occupancy by the Company of such Leased Property, (x) the current use by the Company of the facilities located on such Leased Property does not violate any local zoning or similar land use requirement, including any Environmental Law or other Law in any material respect and (ix) all of the buildings, structures and appurtenances situated on the Leased Property are in good operating condition and in a state of good maintenance and repair (ordinary wear and tear excepted), are adequate and suitable for the purposes for which they are presently being used and all necessary Permits for the occupancy and use of such Leased Property have been obtained and are in full force and effect and, with respect to each, the Company has adequate rights of ingress and egress for operation of the Company’s business and operations.

Section 4.12.Contracts.

(a)Section 4.12(a) of the Disclosure Schedule lists all of the following Contracts that are in effect and to which the Company is a party or to which it, or any of its assets and properties, is bound (each such Contract, excluding any Company Benefit Plan, a “Material Contract”):

(i)employment, independent contractor, consulting or services Contracts, in each case with Company Personnel requiring or otherwise involving payments by or to the company of more than an aggregate of $50,000 in the previous or upcoming fiscal year;

(ii)collective bargaining agreements or other Contracts with any labor union or other employee representative body (each such Contract, a “Union Contract”);

(iii)Contracts containing any restriction on the Company’s solicitation, hiring or engagement of any Person;

(iv)any Contracts with or involving (A) any current or former holder of Company Capital Stock or its Affiliate (other than the Company); (B) any Affiliate of the Company; (C) any Company Personnel or their Affiliate (other than the Company) thereof; (D) any family member of any current or former holder of Company Capital Stock or its Affiliate; or (E) any family member of any Company Personnel.

(v)Contracts under which the Company or the Surviving LLC is, or may become, obligated to incur payment that would become payable by reason of this Agreement or the transactions contemplated hereby;

(vi)Contracts that (A) grant any exclusive rights (including exclusive rights in Company Intellectual Property) to any Person, (B) limit the freedom of the Company to compete with any Person or engage in any line of business or geographic area, (C)  restrict the research, development, manufacture, marketing, distribution, sale, supply, license or marketing of the products and services of the Company or that the Company or any Affiliate currently plans to develop or (D) limit the freedom of the Company to use any Company Intellectual Property after the Closing Date;

(vii)Contracts (or substantially related Contracts) for the purchase or sale of products or the furnishing or receipt of services (A) requiring or otherwise involving payment by or to the Company of more than an aggregate of $50,000 in a twelve (12) month period, (B) in which the Company has granted manufacturing rights, (C) in which the Company has granted “most favored nation” pricing provisions relating to any products or territory or (D) in which the Company has agreed to purchase a minimum quantity of goods or services with a value greater than $50,000 or has agreed to purchase certain goods or services exclusively from a certain party;

(viii)Contracts relating to capital expenditures or other purchases of materials, supplies, equipment or other assets or properties (other than purchase orders for inventory or supplies entered in the Ordinary Course of Business) (A) in excess of $50,000 in a twelve (12) month period; or (B) that include minimum purchase requirements;

(ix)any option, warrant, purchase right, or other Contract (other than this Agreement) that could require the Company to sell, transfer, or otherwise dispose of any assets of the Company other than the sale of the Company Products to customers in the Ordinary Course of Business;

(x)Contracts (or letters of intent) involving the disposition or acquisition of any product line, business or significant portion of the assets, properties or business of the Company, or any merger, consolidation or similar business combination transaction, whether or not enforceable;

(xi)Contracts for any limited liability company, joint venture, partnership, joint product development, strategic alliance or co-marketing arrangement;

(xii)Contracts for the purchase or sale of any Company Intellectual Property or pursuant to which the Company has acquired ownership of material Intellectual Property owned by any other Person;

(xiii)Contracts (A) granting to a third party any rights, title, interests, license or sublicense to any Company Intellectual Property, or (B) pursuant to which the Company uses or licenses any third party Intellectual Property or has been granted by a third party any rights, title, interests, license or sublicense to any Intellectual Property or owes any royalties or other payments to any Person for the use of any Intellectual Property, or (C) any other license, sublicense, option or other Contract relating in whole or in part to the Company Intellectual Property, the Company’s rights to use the Company Intellectual Property, or the Intellectual Property of any other Person (including any other interest, title or right, including covenants not to sue, use or enforce), except, in each case, for Off-the-Shelf Software Licenses;

(xiv)Contracts providing that the Company or any Company Personnel maintain the confidentiality of any information, or providing for any Person to maintain the confidentiality of any Know-How or other information material to the Company, other than mutual confidentiality provisions entered into in the Ordinary Course of Business;

(xv)any Contracts containing any covenant not to sue, concurrent use agreement, settlement agreement, pre-rights declarations, co-existence agreement or other consent with respect to the Company Intellectual Property or Contracts under which the Company has agreed to or has an obligation to indemnify any Person for or against any interference, infringement, dilution, misappropriation or other violation with respect to any Intellectual Property;

(xvi)Contracts (other than trade debt incurred in the Ordinary Course of Business) under which the Company has borrowed (or may borrow) any money from, or issued (or may issue) any note, bond, debenture or other evidence of Indebtedness to, any Person;

(xvii)Contracts granting a Lien (other than Permitted Liens) upon any property or asset (including Intellectual Property) of the Company;

(xviii)Contracts involving any resolution or settlement of any Action;

(xix)Contracts under which the consequences of a default or termination could reasonably be expected to result in a Material Adverse Effect;

(xx)Contracts relating to the Leased Properties; and

(xxi)Any other Contracts involving future payments by or to the Company in excess of $50,000 in a twelve (12) month period.

(b)Each Material Contract is in full force and effect, and is valid and binding and enforceable in accordance with its terms against the Company and, to the Knowledge of the Company, the other parties thereto, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and general principles of equity, and has been negotiated in good faith on an “arms length” transaction basis.  A true, correct and complete copy of each written Material Contract has been made available in the Data Room to Buyer and its Representatives.  There is no material violation, breach (including anticipatory breach) or default under any Material Contract by the Company or, to the Knowledge of the Company, by any other party thereto, and no event has occurred or condition exists that with the lapse of time or the giving of notice or both would constitute a material default thereunder by the Company or, to the Knowledge of the Company, any other party thereto, and the Company has not received or given notice of any default or claimed or purported or alleged default or state of facts which, with notice or lapse of time or both, would constitute a material default on the part of any party in the performance or payment of any Material Contract.  No notice, waiver, consent or approval is required (or the lack of which would give rise to a right of termination, cancellation or acceleration of, or entitle any party to accelerate, whether after the giving of notice or lapse of time or both, any obligation under the Material Contracts) under or relating to any Material Contract in connection with the execution, delivery and performance of this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby.  Immediately following the Effective Time, each Material Contract will continue to be in full force and effect, and valid, binding and enforceable in accordance with its terms.

Section 4.13.Intellectual Property.

(a)Section 4.13(a) of the Disclosure Schedule sets forth a true and complete list of all Patent Right, Marks, Copyrights and domain names and all other Company Intellectual Property that is the subject of: (A) an application, certificate, filing, draft filing, registration or other document issued, filed with or recorded with any Governmental Entity or (B) a registration or filing with a private registrar, such as a domain name registrar (collectively, “Company Registered IP”).  For purposes of this Agreement, all items listed on Section 4.13(a) of the

Disclosure Schedule shall be called “Scheduled Intellectual Property.” Section 4.13(a) of the Disclosure Schedule specifically identifies those items of Scheduled Intellectual Property that are exclusively licensed to the Company, including the identification of the Contract pursuant to which each such Intellectual Property right is licensed. For each applicable item of Company Registered IP, Section 4.13(a) of the Disclosure Schedule includes the following information: the relevant registration or application, number, the owner of record, the country or jurisdiction and the filing date or registration date.  To the Knowledge of the Company, all Company Registered IP is valid, subsisting and enforceable. The Company is the sole owner of each item of Company Registered IP except the Company Registered IP exclusively licensed to the Company identified as exclusively licensed to the Company in Section 4.13(a) of the Disclosure Schedule.

(b) The Company has not taken any action, or failed to take any action, that could reasonably be expected to result in the forfeiture, relinquishment, invalidation or unenforceability of any Company Intellectual Property. All Company Registered IP has been duly registered, and/or filed with, or duly issued by each appropriate Governmental Entity, all necessary affidavits of continuing use with respect to the Company Registered IP have been timely filed, all fees necessary to maintain the Company Registered IP have been timely paid to continue all such rights in effect and, with respect to any applications for Company Registered IP, has diligently pursued such applications (including by timely filing fees and responses). The Company Registered IP is currently in compliance with all Legal Requirements necessary to record and perfect the Company’s interest in, and the chain of title of, the Company Registered IP. As of the date of this Agreement, there are no filings, payments or other actions that must be made or taken on or before the three (3)-month anniversary of the Closing Date for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Company Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions or documents, for the purposes of obtaining, maintaining, preserving or renewing any Company Registered IP.

(c)The Company owns and possesses all worldwide rights, title and interests in and to each item of Company Intellectual Property, free and clear of any Lien other than Permitted Liens or licenses granted to third parties identified in Section 4.12(a)(xiii) of the Disclosure Schedule. The Company is the sole owner of all Company Registered IP except those IP exclusively licensed to the Company identified in Section 4.13(a) of the Disclosure Schedule, no Company Registered IP is subject to any outstanding order by a Governmental Entity, and no Action (including any opposition, cancellation, interference, inter partes review, post grant review, derivation proceeding or re-examination) is pending or threatened, that challenges the legality, patentability, validity and enforceability, use, scope, or ownership of any Company Registered IP. Each of the Patent Rights included in the Company Registered IP is owned or controlled by the Company or any of its Affiliates. All other Company Registered IP, properly identifies each and every inventor of the claims thereof as determined in accordance with the Laws of the jurisdiction in which such Patent Right is issued or pending.

(d)The Company owns or has adequate rights to use all Materials and Intellectual Property used or proposed to be used in connection with the Business without any infringement (without relying on the safe harbor exemption under 35 U.S.C. 271(e)), misappropriation or violation of the Intellectual Property of others.

(e)The Company has taken all commercially reasonable steps necessary to protect its rights, including perfecting its ownership in the Company Intellectual Property and maintain the confidentiality, secrecy and value of all confidential Know-How of the Company. To the Company’s Knowledge, neither the Company nor any of its Affiliates has disclosed or otherwise made available or accessible any of its Know-How intended to be maintained as confidential to any Person who is not subject to a written agreement to maintain the confidentiality of such Know-How and there has not been any disclosure of or access to any Know-How of the Company or its Affiliates (including any such information of any other Person disclosed in confidence to the Company or any of its Affiliates) to any Person in a manner that has resulted or is likely to result in the loss of trade secret or other rights in and to such information.

(f)Except pursuant to Off-the-Shelf Software Licenses, the Company does not pay or receive any royalty or other payment or compensation to or from anyone with respect to any Company Intellectual Property, nor has the Company licensed to any Person any Company Intellectual Property.

(g)The Company is not subject to any Judgment with respect to, nor has it entered into or is it a party to any Contract that restricts or impairs the use of, any Company Intellectual Property.

(h)As of the date of this Agreement, (i) the Company, the Company Products and the conduct of the Business has not and do not interfere with, infringe (without relying on the safe harbor exemption under 35 U.S.C. 271(e)), misappropriate, dilute, violate or constitute the unauthorized use of, any Intellectual Property of any third party or constitute unfair competition or trade practices under the Laws of any jurisdiction in which the Business operates. The commercial manufacture, use or sale of the Company Products do not infringe, misappropriate or violate the Intellectual Property of others. The Company has not received or made any notice, charge, complaint, demand, or claim (including an invitation to take a license or request or demand to refrain from using any Intellectual Property of any Person in connection with the conduct of the Business, the use of Materials or the manufacture and sales of Company Products) asserting or alleging, that any interference, infringement, misappropriation, derivation, violation or unauthorized use of the Intellectual Property of any Person is or may be occurring or has or may have occurred, nor are there any facts that would support a reasonable claim in that regard. To the Knowledge of the Company, no Person has interfered with, misappropriated, infringed, derived, diluted or violated, is interfering with, misappropriating, infringing, deriving, diluting or violating any Company Intellectual Property. No third party has made any disclosure of any trade secrets or proprietary or protected data or information included in the Company Intellectual Property that has had, or would be reasonably expected to have, a Material Adverse Effect.  The Company has not sent any notice to any Person concerning any actual or potential infringement, misappropriation, derivation or unauthorized use of any Company Intellectual Property.

(i)The Company has not entered into any consent, indemnification, forbearance to sue, settlement agreement or similar Contract with respect to Intellectual Property, and no claims have been asserted in writing against the Company by any Person, and the Company has not received any notice or claim, that challenges the validity or enforceability of, or the Company’s ownership of or right to use, the Company Intellectual Property or alleging any misuse of the Company Intellectual Property.

(j)Neither the Company nor any of its Affiliates has received any opinion of counsel that the conduct of the Business, or the use, practice or other exploitation of any Company Intellectual Property, has infringed, misappropriated or otherwise violated, or will infringe, misappropriate or otherwise violate, any Intellectual Property rights of any other Person.

(k)To the Company’s Knowledge, all prior art and information known to the Company and its Affiliates and material to the patentability of the Patent Rights included in the Company Registered IP has been disclosed to Buyer in writing prior to the date hereof, and was disclosed to the relevant Governmental Entity during the prosecution of such Patent Rights in accordance with applicable Laws. Neither the Company nor any of its Affiliates nor, to the Company’s Knowledge, any other Person, has made any untrue statement of a material fact or fraudulent statement or omission to any applicable Governmental Entity regarding any pending or issued Patent claims included in the Company Intellectual Property owned or controlled by the Company or any of its Affiliates and to the Company’s Knowledge, any other Company Registered IP.

(l)The Company (i) lawfully owns, licenses, or leases all software, hardware, firmware, computer systems, network connectivity, electronics, platforms, servers, interfaces, applications, websites, communication equipment, and other related information technology necessary for or used in the operations of its business, including any outsourced systems and processes that are owned or used by the Company (the “IT Systems”) and (ii) will continue to have such rights immediately after the Closing.  Since the inception of the Company, there has been no failure or other material substandard performance of any IT Systems that has caused any material disruption to the Company’s business.  The Company has taken commercially reasonable steps to provide for the back-up and recovery of data and information and commercially reasonable disaster recovery and business continuity plans, procedures and facilities and, as applicable, has taken commercially reasonable steps to implement such plans and procedures and tests such plans and procedures on a regular basis, and such plans and procedures have been proven effective in all material respects upon such testing.

(m)All Company Personnel, and any personnel of a third party who have contributed to any Company Intellectual Property, have executed and delivered to the Company a valid, written confidentiality agreement, present assignment of all present and future rights in inventions or employment agreement with (i) customary confidentiality restrictions restricting such Person’s right to use or disclose the proprietary information or other Know-How of the Company only for the benefit of the Company and (ii) provisions assigning to the Company and waiving all moral rights in all such Person’s rights in any Intellectual Property developed, conceived, created or modified on behalf of, or during his or her employment or engagement (as applicable) with, the Company.  To the Knowledge of the Company, no Company Personnel or personnel of a third party have any claim against the Company in connection with such Person’s involvement in the conception or development of any Intellectual Property, and no such claim has been asserted or threatened.  To the Knowledge of the Company, none of the Company Personnel or personnel of a third party own any Intellectual Property in or to any composition of matter, process, method of use or invention of any kind now used or needed by the Company in the furtherance of its business operations or commercialization of any Company Product, which Intellectual Property has not been assigned to the Company, with such assignment, if applicable, duly filed for recordation in the United States Patent and Trademark Office (“PTO”), or the

applicable patent or trademark office, if outside the United States.  To the Knowledge of the Company, at no time during the development, conception of or reduction to practice of any Company Intellectual Property, or during any employment or engagement of any Company Personnel with the Company, was any developer, inventor or other contributor to such Intellectual Property operating under any grants from any Governmental Entity or private source, performing research sponsored by any Governmental Entity or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party or Governmental Entity, in each case that reasonably could be expected to impair or limit the Company’s rights in or to such Intellectual Property.

(n)The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, will not result in the breach, loss or impairment of, or give rise to any right of any third party to terminate or re-price or otherwise modify any of the Company’s rights or obligations relating to Intellectual Property under any Material Contract, nor entitle any Person to impose any restriction upon, obtain any rights to, or receive any compensation based on, the Company Intellectual Property, nor alter or impair the Company’s rights in or to any Company Intellectual Property, or IT Systems.  The Company will continue to own or have after the Closing, valid rights or licenses as are sufficient to use all of the Company Intellectual Property and Materials to the same extent as prior to the Closing.  The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the Company’s rights in any Company Intellectual Property or Materials and will not result in the breach of, or create on behalf of any third party, the right to terminate or modify any agreement as to which the Company is a party and pursuant to which the Company is authorized or licensed to use any third party Intellectual Property, in either case that would, or might reasonably be expected to, have a Material Adverse Effect.  All milestones, payment obligations and other conditions set forth in any Contracts under which any Intellectual Property is licensed to the Company that are required to be satisfied in order for the Company to retain any exclusive rights granted under such Contracts have been timely satisfied.

Section 4.14.Data Privacy.

(a)The collection, storage, processing, use, access, transfer or transmission (including in each case across jurisdictional borders), disclosure, securing and otherwise handling (“Data Handling”) of Sensitive Data by the Company complies with all applicable Laws (including all federal and state privacy and data protection Laws), industry requirements, Contracts of the Company, policies of the Company and codes of conduct to which the Company is a party.  The Company has taken steps, including implementing and monitoring compliance with policies, procedures and practices (including with respect to administrative safeguards and technical and physical security), to protect all Sensitive Data against loss or corruption and against unauthorized access, use, modification, disclosure or other misuse that (i) comply with all applicable Laws, industry requirements, Contracts of the Company, policies of the Company and codes of conduct to which the Company is a party, (ii) are consistent with industry standards and best practices, (iii) are consistently enforced and followed in the conduct of the business of the Company and (iv) are the subject of routine training administered by the Company to its officers, directors, employees, subcontractors, and agents.  The Company has promptly investigated and documented any deviations from such policies, procedures and practices, and has taken corrective and mitigating actions to prevent the recurrence of any such deviations.

(b)On each website and online service operated by the Company, the Company has posted a privacy policy or privacy statement, in conformance in all material respects with all applicable Data Privacy Requirements, with respect to the Data Handling of Sensitive Data by it or on its behalf. The Company’s written public-facing privacy policies fully and accurately disclose the Data Handling by the Company of Sensitive Data, and provide a point of contact responsible for Data Handling by the Company.

(c)The Company has contractually obligated all third party service providers, outsourcers, processors, or other third parties which engage in the Data Handling of Sensitive Data, in each case on behalf of the Company to (i) comply with applicable Data Privacy Requirements, (ii) take reasonable steps to adequately protect and secure Sensitive Data from loss, theft, unauthorized access, use, modification, disclosure or other misuse, (iii) maintain a written information privacy and security program that establishes reasonable and appropriate measures to protect the privacy, operation, confidentiality, integrity and security of all Sensitive Data against any unauthorized acquisition of, access to, loss of, Data Handling, sale, rental or misuse (by any means) of Sensitive Data or other act or omission that compromises the security, integrity, or confidentiality of Sensitive Data and (iv) maintain a written public-facing privacy policy that fully and accurately discloses the Data Handling of the Company of Sensitive Data, and provides a point of contact responsible for responding to inquiries regarding the Data Handling practices.

(d)No Sensitive Data subject to Data Handling by the Company has been lost, inappropriately accessed, misappropriated or misused or unlawfully disclosed.  There have been no breaches of or lapses compromising or otherwise involving any Sensitive Data or in the security of any IT Systems or facilities of the Company or of any communications means or interface with the IT Systems. The Company is and at all times has been in compliance in all material respects with all Laws relating to notification obligations with respect to data loss, theft and breach.  Neither the Company nor any Company Personnel has received any claim or notice from any Governmental Entity alleging or referencing the investigation of any breach, violation of the IT Systems or the improper use, disclosure of or access to any Sensitive Data (including protected health information, as defined under HIPAA) in its possession, custody or control.  There has been no unlawful disclosure of electronic communications, including Sensitive Data, to any third party, including any Governmental Entity.

Section 4.15.Taxes.

(a)All Tax Returns with respect to the Company that are required to have been filed have been duly and timely filed with the appropriate Taxing Authority and such Tax Returns are and were true, correct and complete in all material respects.  All Taxes owed by the Company (whether or not shown as due and payable on any Tax Returns) have been timely paid in full.

(b)All Taxes that the Company has been required to deduct, collect or withhold in connection with amounts paid or owing to any Company Personnel, creditor, stockholder or other Person, have been duly deducted, collected or withheld and have been duly and timely paid to the appropriate Taxing Authority, and in all material respects, the Company has complied with all associated or related reporting and record keeping requirements.

(c)No dispute, audit, investigation, proceeding, claim or other Action concerning any Liability for Taxes or Tax Returns of the Company is pending, being conducted or claimed, and no such dispute, audit, investigation, proceeding, claim or other Action has been raised or threatened in writing by a Taxing Authority or other Governmental Entity in writing.  The Company has made available to Buyer and its Representatives in the Data Room true, correct and complete, in all material respects, copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Company since its formation.

(d)There are no Liens for Taxes (other than statutory Liens for current Taxes not yet due and payable) on the assets or properties of the Company.

(e)No written claim has ever been made by a Taxing Authority, in a jurisdiction where the Company does not file Tax Returns or does not pay Taxes, that the Company is (or may be) required to file Tax Returns in or be subject to Tax by that jurisdiction.

(f)No agreement or arrangement extending, or having the effect of extending, the period of assessment or collection of any Taxes payable by the Company is in effect and the Company is not the beneficiary of any extension of time within which to file any Tax Return other than extensions validly obtained in the Ordinary Course of Business.  There is no power of attorney given by or binding upon the Company with respect to Taxes or Tax Returns currently in force.  No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Taxing Authority with or in respect of the Company.

(g)The Company has not, since the Most Recent Balance Sheet Date, made, changed or revoked any Tax election, elected or changed any method of accounting for Tax purposes, changed any Tax accounting period, amended any Tax Return, surrendered any material right to claim a refund of Taxes, settled or compromise any Action in respect of material Taxes, consented to any extension or waiver of the statutory period of limitations applicable to any Action in respect of Taxes, entered into any contractual obligation in respect of Taxes with any Taxing Authority or other party, filed any material Tax Return inconsistent with past practice, failed to pay material Taxes (including estimated Taxes) in the Ordinary Course of Business, or incurred material Taxes outside of the Ordinary Course of Business, in each case, that could materially increase the Taxes of the Company for any period ending after the Closing Date or materially decrease any Tax attribute of the Company existing on the Closing Date;

(h)The Company is not and has not been required to make any material adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of state, local or foreign Tax law by reason of any change in any accounting methods, and there is no application pending with any Taxing Authority requesting permission for any such changes in any of the Company’s accounting methods for Tax purposes. No Taxing Authority or Governmental Entity has proposed in writing any such material adjustment or change in accounting method.

(i)The unpaid Taxes of the Company (i) did not as of the Most Recent Balance Sheet Date exceed the liability for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth thereon, (ii) will not, as of the

Closing Date, exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and (iii) will not materially exceed the amount of accrued but unpaid Taxes taken into account as an item of Indebtedness in calculating the Closing Payment, as finally determined pursuant to Section 2.15.

(j)The Company will not be required to include any material item of income or gain in, or exclude any material item of deduction or loss from, Taxable income for any Post-Closing Tax Period as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made prior to the Closing, (iv) prepaid amount received or paid or deferred revenue prior to the Closing, or (v) deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of Law).

(k)The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(l)The Company is not, and has not been, a member of an affiliated group of corporations filing a consolidated federal income Tax Return.  The Company has never had any Subsidiaries.  The Company does not have Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or comparable provision of domestic or foreign Tax Law), as a transferee or successor, by contract, or otherwise.

(m)The Company has not constituted a “distributing corporation” or a “controlled corporation” in a distribution qualifying or purported to qualify for Tax-free treatment (in whole or in part) under Section 355(a) or Section 361 of the Code or under analogous provisions of domestic or foreign Tax Law.

(n)The Company is not a party to, or otherwise bound by or subject to, any Tax sharing, allocation or indemnification or similar agreement, or arrangement, other than any Contract or arrangement entered into in the Ordinary Course of Business the purpose of which is not primarily related to Taxes.

(o)The Company is not a party to any joint venture, partnership or other arrangement or Contract which could be treated as a partnership for Tax purposes.

(p)The Company does not own any property of a character, the indirect transfer of which, pursuant to the transactions contemplated in this Agreement, would give rise to any material Transfer Taxes.

(q)The Company has not been a party to a transaction that is or is substantially similar to a “reportable transaction” as such term is defined in Treasury Regulations Section 1.6011-4(b) or any “tax shelter” within the meaning of Section 6662 of the Code, or any other transaction requiring disclosure under analogous provisions of domestic or foreign Tax Law.

(r)The Company is, and has been since its formation, treated as a C corporation for U.S. federal income tax purposes.

(s)The Company has not (i) made any election to defer any payroll Taxes under the CARES Act, (ii) taken, claimed, or applied for an employee retention tax credit under the CARES Act, or (iii) taken out any loan, received any loan assistance or received any other financial assistance, or requested any of the foregoing, in each case under the CARES Act, including pursuant to the Paycheck Protection Program or the Economic Injury Disaster Loan Program.

Section 4.16.Litigation.  There is no Action that is pending or, to the Knowledge of the Company, threatened against the Company (or Company Holders or Company Personnel, to the extent such Actions relate to the Company) or any assets or properties of the Company.  There are no Judgments outstanding against the Company (or any Company Holders or Company Personnel, to the extent such Judgments relate to the Company) or any assets or properties of the Company.  There has not been any Action in respect of the Company that (a) resulted in a Judgment against or settlement by the Company (whether or not such Judgment or settlement was paid, in whole or in part, by an insurer of the Company or other third party), (b) resulted in any equitable relief or (c) relates to the Merger and the other transactions contemplated by this Agreement. There is no Action pending by the Company, or which the Company intends to initiate, against any other Person. To the Knowledge of the Company, there is no fact or circumstance that would reasonably be expected to serve as a basis for an Action that would be material to the Company.

Section 4.17.Insurance.  Section 4.17 of the Disclosure Schedule contains a complete and accurate list of all policies of fire, liability, workers’ compensation, title and other forms of insurance owned, held by or otherwise applicable to the assets, properties or operations of the Company, and the Company has heretofore made available in the Data Room to Buyer and its Representatives a complete and accurate copy of all such policies, including all occurrence based policies applicable to the assets, properties or operations of the Company for all periods prior to the Closing Date.  All such policies (or substitute policies with substantially similar terms and underwritten by insurance carriers with substantially similar or higher ratings) are valid and subsisting and in full force and effect in accordance with their terms in all material respects, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid to the extent due and payable, and no notice of cancellation or termination (or any other threatened termination) has been received with respect to any such policy. Such policies are sufficient for material compliance by the Company with (i) all requirements of applicable Law and (ii) all Contracts to which the Company is a party, and the Company has complied in all material respects with the provisions of each such policy under which it is an insured party. The Company is not in default under any of such insurance policies, and, to the Company’s Knowledge, there exists no event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be likely to become a default thereunder.  The Company has not been refused any insurance or suffered the cancellation of any insurance with respect to the assets, properties or operations of the Company by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last five (5) years.  There are no pending or, to the Knowledge of the Company, threatened claims under any insurance policy of the Company.

Section 4.18.Employees and Consultants.

(a)Each Company Personnel has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Company vesting all rights in work product created by the individual during the individual’s employment or affiliation with the Company.

(b)The Company is not, and has not at any relevant period been, a government contractor.

(c)Section 4.18(c) of the Disclosure Schedule contains a complete and accurate listing of each individual who is an employee of the Company as of the Effective Time and with respect to each such individual: (i) such individual’s name, (ii) title or position (including whether full- or part-time), (iii) hire date, (iv) work location, (v) current annual base compensation rate, (vi) commission, bonus or other incentive-based compensation, (vii) classification for overtime pay purposes, (viii) leave status, (ix) visa status (if applicable), and (x) whether such individual is covered by a Union Contract.

(d)Section 4.18(d) of the Disclosure Schedule contains a complete and accurate listing of the name (if an entity, including the name of the individuals employed by or providing service on behalf of such entity) and contact information of each independent contractor, consultant, freelancer and other service provider (collectively, “Contractors”) used by the Company as of the date hereof.  A copy of each Contract relating to the services each such Contractor provides or has provided to the Company has been made available in the Data Room to Buyer and its Representatives prior to the date hereof.  To the Knowledge of the Company, no Contractor used by the Company is a party to, or is otherwise bound by, any agreement or arrangement with any third party, including any confidentiality or non-competition agreement, that in any way adversely affects or restricts the performance of such Contractor’s duties for the Company.  Each Contractor retained by the Company that developed or contributed Intellectual Property owned or purported to be owned by the Company has executed a nondisclosure and assignment-of-rights agreement for the benefit of the Company and the Company is the owner of all rights in and to all such Intellectual Property created by each Contractor in performing services for the Company vesting all rights in work product created in the Company.  To the Knowledge of the Company, no current Contractor used by the Company intends to terminate his or her or its relationship with the Company.

(e)Except as set forth in Section 4.18(e) of the Disclosure Schedule, (i) the Company is not party to, or bound by, any Union Contract, and no Union Contract is being negotiated by the Company, (ii) no employee of the Company is represented by a union or other similar representative body, (iii) since January 1, 2018, no petition has been filed or proceedings instituted by or on behalf of an employee or group of employees of the Company with any labor relations board or other Governmental Entity seeking recognition of a bargaining representative, (iv) since January 1, 2018, no demand for recognition of any employees of the Company has been made by, or on behalf of, any union or other similar representative body, and (v) to the Company’s Knowledge, there is no effort currently being made or threatened by, or on behalf of, any union or other similar representative body to organize any employees of the Company or any of its Subsidiaries, and there have been no such efforts since January 1, 2018.

(f)The Company is, and in the past three (3) years has been, in material compliance with all applicable Laws with respect to labor, employment, employment practices, terms and conditions of employment, wages and hours (including minimum wages and overtime pay), classification and compensation of employees and independent contractors, labor relations, employment discrimination, harassment and retaliation, plant closings and mass layoffs, immigration, workers’ compensation, labor relations, withholdings and deductions, workers’ compensation, occupational health and safety (including any guidance published by any Governmental Authority related to the COVID-19 pandemic), immigration, disability and unemployment insurance.  The Company maintains, and has maintained for each of the past three (3) years, a valid Form I-9 for each of its employees.

(g)The Company has not, in any relevant period, incurred any obligations or liabilities that remain unsatisfied under the federal Worker Adjustment and Retraining Notification Act or any similar state or local law.

(h)To the Company’s Knowledge, no current executive or group of employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company  within the twelve (12) month period following the date hereof.   Since January 1, 2018, no director, manager, officer or executive of the Company has been the subject of any allegation of sex-based discrimination, sexual harassment or sexual misconduct.

(i)There is not, and for the past three (3) years there has not been, any Action pending (or to the Company’s Knowledge, threatened) by or before any Governmental Entity against or affecting the Company concerning employment-related matters or brought by or on behalf any Company Personnel.

Section 4.19.Company Benefit Plans.

(a)Section 4.19(a) of the Disclosure Schedule sets forth a correct and complete list of each Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), or any  stock bonus, stock purchase, stock ownership, equity or equity-based award, cash incentive or commission, employment, individual independent contractor, severance, termination, separation, deferred-compensation, change-in-control, retention, transaction, retirement, pension, profit sharing, health or welfare, employee loan, vacation or paid time off, fringe benefit, or other employee benefit plan, agreement, program, policy or arrangement, in each case, whether written or unwritten, that is sponsored, maintained, contributed (or required to be contributed) to by the Company or under which the Company has any Liability.  With respect to each Company Benefit Plan, the Company has made available to Buyer complete and correct copies (to the extent applicable) of (i) the plan (or in the case of an unwritten Company Benefit Plan, a written description of the material terms thereof) and trust documents (with all amendments thereto), and any custodial agreements, insurance policies or contracts, and administrative and similar agreements, (ii) the most recent summary plan description and any amendments or summaries of material modifications with respect thereto, (iii) the most recent annual report on Form 5500 (with all schedules and attachments, including financial statements), (iv) the most recent IRS determination, advisory or opinion letter, and (v) all material notices, letters, filings, and material correspondence with all Governmental Entities in the past six (6) years.

(b)Each Company Benefit Plan and each related trust has been established, maintained, operated, administered and funded in all material respects in compliance with its terms, ERISA, the Code and all other applicable Laws. Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received (or is a prototype plan entitled to rely upon) a current, favorable determination or opinion letter from the IRS upon which it can rely and, to the Company’s Knowledge, there are no existing circumstances or events that would reasonably be expected to result in any revocation of, or a change to, such determination letter or result in material Liability to the Company.  Other than routine claims for benefits, there are no pending or, to the Company’s Knowledge, threatened claims by or on behalf of any participant in any of the Company Benefit Plans, or otherwise involving any Company Benefit Plan or the assets of any Company Benefit Plan.

(c)Neither the Company nor any of its ERISA Affiliates maintains, sponsors or contributes (or is required to contribute) to, or has any Liability with respect to any Company Benefit Plan that is, a (i) multiemployer plan, as defined in Section 3(37) of ERISA, (ii) employee benefit plan that is subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code, (iii) “multiple employer plan” (within the meaning of Section 413 of the Code) or (iv) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). No Company Benefit Plan provides health or welfare benefits following retirement or other termination of employment, other than as required under Section 4980B of the Code or as required under applicable Law at the sole expense of the participant.

(d)Neither the execution, delivery or performance of this Agreement by the Company nor the consummation of the transactions contemplated by this Agreement will not (alone or in combination with any other event) (i) result in an increase in the amount of compensation or benefits or the acceleration of the vesting or timing of payment of any compensation or benefits payable to or in respect of any Company Personnel, (ii) result in any increased or accelerated funding obligation with respect to any Company Benefit Plan, (iii) entitle any Company Personnel  to severance pay, unemployment compensation, termination pay or any other payment, (iv) result in any limitation or restriction in respect of the right of Buyer or any of its Affiliates to, after the consummation of the transactions contemplated hereby, merge, amend or terminate any Company Benefit Plan, or (v) result in any forgiveness of indebtedness of any Person.

(e)Neither the Company nor any of its Affiliates has made any payments, or has been or is a party to any Contract that could result in it making payments, that have resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” as defined in Section 280G(b)(1) of the Code or in the imposition of an excise Tax under Section 4999 of the Code (or any corresponding provisions of state, local or foreign Tax law). The Company does not have any obligation or commitment to “gross up” any Person with respect to Taxes under Section 280G, 4999 or 409A of the Code or otherwise.

Section 4.20.Environmental Matters.  The Company is not subject to any pending material liability for the presence of, Release of, or arranging for the disposal of Hazardous Material on any property and no such liability could reasonably be expected to be incurred by the Company.  The Company has not Released any Hazardous Material into the environment except (i) in compliance with Law or (ii) in an amount or concentration that would not reasonably be expected to give rise to any material liability or obligation to investigate or remediate such

Hazardous Material under any Environmental Law. To the Company’s Knowledge, there have been no Hazardous Materials generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Entity in the U.S.  The Company has not received any written notice, demand, letter, claim or request for information from any Governmental Entity or other Person indicating that it may be in violation of, or subject to liability under, any Environmental Law or regarding any actual, alleged, possible or potential liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material used by the Company.  No Lien or “superlien” has been placed on any site owned or to Company’s Knowledge, operated by the Company pursuant to CERCLA or any similar state, local or federal Law.

Section 4.21.State Takeover Statutes.  The board of directors of the Company has unanimously approved the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and such approval represents all the actions necessary to render inapplicable to this Agreement and to the Merger and the other transactions contemplated by this Agreement, the restrictions on “business combinations” set forth in the DGCL to the extent such restrictions would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement.  No other state takeover statute or similar statute or regulation applies to this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 4.22.Corporate Records.  The minute books of the Company made available in the Data Room to Buyer and its Representatives accurately and adequately reflect in all material respects all action previously taken by the shareholders, the board of directors of the Company and the committees of the board of directors of the Company.  The copies of the stock book records of the Company made available in the Data Room to Buyer and its Representatives are true and complete, and accurately reflect all transactions effected in Company Capital Stock through and including the date hereof.

Section 4.23.Bank Accounts.  Section 4.23 of the Disclosure Schedule contains a true, correct and complete list of all bank accounts maintained by the Company, including each account number and the name and address of each bank and the name of each Person who has signature power with respect to each such account.

Section 4.24.Transactions with Affiliates.  Section 4.24 of the Disclosure Schedule describes any transaction between the Company, on the one hand, and any Company Holder or Affiliate of the Company, on the other hand, other than any employment Contract, Contract entered into in respect of and in connection with the issuance or grant of Company Capital Stock, Contract to maintain the confidential information of the Company, or Contract assigning Intellectual Property rights to the Company, in each case, listed in Section 4.12(a) of the Disclosure Schedule.  No Affiliate of the Company (a) owns or has any interest in any (i) Company Intellectual Property, (ii) other material property (real or personal, tangible or intangible) of the Company or (iii) Material Contract used in or pertaining to the business of the Company, (b) to the Knowledge of the Company, has any claim or cause of action against the Company or (c) owes any money to, or is owed any money by (other than, with respect to any Affiliate who is an employee of the

Company, wages or benefits payable in the Ordinary Course of Business or a Change of Control Payment), the Company.

Section 4.25.Brokers.  The Company does not have Liability to any investment banker, broker, finder, consultant or intermediary in connection with the Merger or the other transactions contemplated hereunder.

Section 4.26.HSR Thresholds.  The Company represents and warrants that it is not a “person” (as defined in 16 C.F.R. § 801.1(a)(1)) with $18.8 million or more of total assets or annual net sales, in each case as determined in accordance with 16 C.F.R. § 801.11.

ARTICLE 5

Representations and Warranties of Buyer, Merger Sub and Merger Sub II

Buyer, Merger Sub and Merger Sub II represent and warrant to the Company, as of the date hereof, as follows:

Section 5.1.Organization and Standing.  Each of Buyer, Merger Sub and Merger Sub II is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation.

Section 5.2.Power and Authority; Binding Agreement.  Each of Buyer, Merger Sub and Merger Sub II has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the Mergers and the other transactions contemplated hereunder, and to perform its obligations hereunder.  The execution and delivery by Buyer, Merger Sub and Merger Sub II of this Agreement, and the consummation by Buyer, Merger Sub and Merger Sub II of the Mergers and the other transactions contemplated hereunder, have been duly authorized by all necessary corporate action on the part of Buyer, Merger Sub and Merger Sub II, and no other proceedings on the part of Buyer or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereunder other than the filing of the Certificate of Merger and Subsequent Merger Certificate of Merger with the office of the Secretary of State of the State of Delaware.  This Agreement has been duly executed and delivered by Buyer, Merger Sub and Merger Sub II and, assuming the due execution of this Agreement by the other Parties, constitutes a valid and binding obligation of Buyer, Merger Sub and Merger Sub II, enforceable against Buyer, Merger Sub and Merger Sub II in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar Laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.3.Noncontravention.

(a)The execution and delivery by Buyer, Merger Sub and Merger Sub II of this Agreement, the consummation of the Mergers and the other transactions contemplated hereunder and the compliance by Buyer, Merger Sub and Merger Sub II with the provisions of this Agreement will not (i) result in the breach of any of the terms or conditions of, or constitute a default under or violate, as the case may be, the Constitutive Documents of Buyer, Merger Sub or Merger Sub II

or (ii) violate any Law or Judgment applicable to, or Contract of, Buyer, Merger Sub or Merger Sub II, other than any such breaches, defaults or violations that individually or in the aggregate would not impair in any material respect the ability of each of Buyer, Merger Sub and Merger Sub II to perform its obligations under this Agreement, or prevent or materially impede or delay the consummation of the Mergers or any of the other transactions contemplated hereunder.

(b)No consent, approval, order or authorization of, registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Buyer, Merger Sub or Merger Sub II in connection with the execution and delivery by Buyer, Merger Sub and Merger Sub II of this Agreement, the consummation by Buyer, Merger Sub and Merger Sub II of the Mergers and the other transactions contemplated by this Agreement or the compliance by Buyer, Merger Sub and Merger Sub II with the provisions of this Agreement, except for (i) filing of the Certificate of Merger and Subsequent Merger Certificate of Merger with the office of the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (ii) such other consents, approvals, orders, authorizations, registrations, declarations, filings and notices, the failure of which to be obtained or made individually or in the aggregate would not impair in any material respect the ability of each of Buyer, Merger Sub and Merger Sub II to perform its obligations under this Agreement, or prevent or materially impede or delay the consummation of the Mergers or any of the other transactions contemplated hereunder.

Section 5.4.Brokers.  Buyer has not employed or entered into any Contract with any investment banker, broker, finder, consultant or intermediary in connection with the transactions contemplated by this Agreement, pursuant to which the Company Holders could be liable for the fee or commission of such investment banker, broker, finder, consultant or intermediary, or for any similar fee or commission in connection with the Mergers, this Agreement or the other transactions contemplated hereunder.

Section 5.5.Buyer SEC Filings.  The periodic reports required to be made by the Buyer since February 5, 2020 under the Exchange Act have been filed with the SEC, and such filings complied, as of their respective dates or, if applicable, as of the date of any subsequent amendment to such filing, in all material respects with applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder (collectively, the “Buyer SEC Reports”).  None of the Buyer SEC Reports, as of their respective dates, after giving effect to any amendments thereto filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading.

Section 5.6.Buyer Financial Statements.  The consolidated financial statements of the Buyer and its subsidiaries included in the Buyer SEC Reports complied, as of the dates thereof, as to form in all material respects with the applicable rules and regulations of the SEC with respect thereto. The consolidated financial statements of the Buyer and its subsidiaries included in the Buyer SEC Reports present fairly, in all material respects, the financial position of the Buyer and its subsidiaries as of the dates thereof, and the results of operations and cash flows for the periods set forth therein (subject, in the case of unaudited statements, to the absence of notes and normal year-end audit adjustments), in each case in conformity with U.S. GAAP, except as may be noted therein.

Section 5.7.Valid Issuance; Sufficient Cash on Hand.

(a)The Buyer Common Stock to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid, and non-assessable, and will not be subject to any preemptive rights or rights of first refusal, or other similar rights of any Buyer securityholder.

(b)Buyer or Merger Sub will have on the Closing Date funds sufficient to pay the Seller Transaction Expenses, the Change of Control Payments, the Shareholders’ Representative Reserve, the D&O Insurance Policy premium, and the Adjustment Escrow Amount, and any other amounts required to be paid in connection with the consummation of the Transactions, including all related fees and expenses.  Buyer need not borrow or raise financing for purposes of paying, directly or indirectly, such amounts.

Section 5.8.Litigation.  There are no Actions pending or threatened against or affecting Buyer, Merger Sub or Merger Sub II seeking to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement.

Section 5.9.No Order.  There is no order issued or made by any Governmental Entity having the effect of ceasing or suspending the distribution or trading of Buyer Common Stock or ceasing or suspending the trading of any other securities of Buyer, and no proceedings have been initiated or are pending or threatened by any Governmental Entity in relation thereto.

ARTICLE 6

Certain Covenants

Section 6.1.Tax Matters.

(a)All Transfer Taxes, if any, incurred in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement shall be borne 50% by the Company Holders, and 50% by the Buyer. The party responsible under applicable Law for filing any Tax Return with respect to such Transfer Taxes shall timely file such Tax Return and, if required by applicable Law, the other party will join in the execution of any such Tax Returns and other documentation.

(b)To the maximum extent permitted by applicable Law, the taxable year of the Company shall terminate as of the end of the day on the Closing Date.

(c)For purposes of allocating Taxes in this Agreement for a Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or measured by income or receipts, sales or use Taxes, transfer or transaction-based Taxes, employment or payroll Taxes, or withholding Taxes of the Company be deemed to be the amount of such Tax for the entire Tax Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (y) in the case of any Tax based upon or measured by income or receipts, sales or use Taxes, transfer or transaction-based Taxes, employment or payroll Taxes, or withholding Taxes of the Company, be deemed equal to the amount which would be payable if the relevant Tax Period ended on the Closing Date based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Tax Period of any partnership or other pass-through entity or any “controlled foreign corporation” (within the meaning of Section 957 of the Code) or “passive foreign investment company” (within the meaning of Section 1297 of the Code) in which the Company holds a beneficial interest shall be deemed to terminate at such time).  Exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned on a daily basis and Taxes that are computed on a periodic basis, such as property Taxes, shall also be apportioned on a daily basis.  Notwithstanding anything in this Agreement to the contrary, Taxes attributable to actions taken by Buyer on the Closing Date after the Closing that are not contemplated by this Agreement and that are outside the Ordinary Course of Business shall be allocated to the Post-Closing Tax Period.

(d)Shareholders’ Representative Reserve.  The Shareholders’ Representative Reserve shall be treated as having been received and voluntarily set aside by the Company Holders at the time of Closing (and, for the avoidance of doubt, Tax withholding with respect to such deemed contribution by any Company Holder shall be satisfied from such Company Holder’s share of the Closing Payment and shall not reduce the Shareholders’ Representative Reserve).

(e)Certain Tax Matters.

(i)Buyer, Merger Sub, Merger Sub II, and the Company each intend for U.S. federal income Tax purposes that (i) the Mergers shall be treated as an integrated transaction and a reorganization within the meaning of Section 368(a) of the Code and (ii) neither the Milestone Stock Consideration payable to the holders of Company Capital Stock (nor the right to receive the Milestone Stock Consideration by the holders of Company Capital Stock) shall be treated as taxable “boot” for purposes of Section 354, 356 and 368 of the Code (the “Intended Tax Treatment”).  The Parties shall (and the Letter of Transmittal shall instruct the holders of Company Capital Stock to) file, and use commercially reasonable efforts to cause their agents (including the Transfer Agent) to file, their Tax Returns consistent with such Intended Tax Treatment, and shall not take, and use commercially reasonable efforts to cause their agents (including the Transfer Agent) not to take, a position inconsistent with such Intended Tax Treatment (including in connection with any audit or administrative appeal), [**].  For the avoidance of doubt, it is inconsistent with the Intended Tax Treatment for Buyer or its agents (including the Transfer Agent) to report the Closing Stock Consideration and Milestone Stock Consideration (if any) on IRS Form 1099-B with respect to the holders of Company Capital Stock.

(ii)Buyer will provide any factual information reasonably requested by the Shareholders’ Representative that is reasonably necessary to support the Intended Tax Treatment (provided that, for the avoidance of doubt, Buyer shall not be required to provide any factual representations or other certifications of fact).

(iii)The Parties (other than the Shareholders’ Representative) represent that, to their knowledge, as of the date hereof and the Closing, no facts or circumstances not set forth in this Agreement exist that could reasonably be expected to prevent the Mergers from qualifying for the Intended Tax Treatment (provided that, for the avoidance of doubt, the foregoing shall not be construed as providing any assurances as to the impact of the terms of this Agreement on the validity of the Intended Tax Treatment).

(iv)Buyer represents that:

(A)Merger Sub and Merger Sub II were each formed solely for the purpose of engaging in the Mergers, have at all times been, and will be through the Closing, wholly and directly owned by Buyer, and neither Merger Sub nor Merger Sub II have engaged, and will not prior to the Closing engage, in any business activities or conducted any operations or incurred any obligation or liability, other than, in each case, in connection with or incidental to the Mergers and this Agreement.  Merger Sub II is as of the date hereof, and has been since the date of its formation, treated as a disregarded entity for U.S. federal income Tax purposes, and there is no current plan or intention to elect to treat Merger Sub II as a corporation for U.S. federal income Tax purposes; and

(B)Following the Mergers, as of the date hereof and the Closing, Buyer plans and intends to cause Buyer to directly or indirectly (through Merger Sub II, one or more members of Buyer’s “qualified group” (within the meaning of Treasury Regulations Section 1.368-1(d)(4)(ii)), or a partnership meeting the requirements set forth in Treasury Regulations Section 1.368-1(d)(4)(iii)) to continue the Company’s historic business by pursuing the Milestone Events contemplated in this Agreement in the manner required by this Agreement (provided that, for the avoidance of doubt, nothing in this paragraph shall be construed as limiting or expanding the rights and obligations of the Parties relating to the Milestone Events).

(v)Solely to the extent any of the foregoing could reasonably be expected to cause the Mergers to fail to qualify for the Intended Tax Treatment, unless otherwise consented to by the Shareholders’ Representative (with such consent not to be unreasonably withheld, conditioned, or delayed):

(A)Buyer shall not cause Merger Sub II to elect to be treated as a corporation for U.S. federal income Tax purposes for a period of one (1) year following the date hereof;

(B)Buyer will not directly redeem or directly purchase from any Company Holder who holds Company Capital Stock any of the Buyer Common Stock issued to holders of Company Capital Stock pursuant to this Agreement; and

(C)[**].

(f)Designation of Stock.  Unless a holder of Company Capital Stock makes an express designation to the contrary in its Letter of Transmittal, and to the extent permitted by applicable Law, for purposes of this Agreement and in accordance with Treasury Regulation Section 1.358-2(a)(2), any cash consideration and Closing Stock Consideration that such Holder is entitled to receive pursuant to this Agreement shall be treated as received for its Company Capital Stock exchanged in the Merger in the following order of priority (with the cash consideration allocated first): (i) to the Company Capital Stock held by such holder for more than one year before the Merger within the meaning of Section 1223 of the Code, if any, allocated first to such Company Capital Stock with the highest federal income tax basis and then in descending tax basis order; and (ii) any remaining amount to all other Company Capital Stock held by such holder, allocated first to such Company Capital Stock with the highest federal income tax basis and then in descending tax basis order. The Shareholders’ Representative shall use commercially reasonably efforts to request from Company Holders any information reasonably requested in connection with this Section 6.1(f) and to provide Buyer with any such information in its possession.

Section 6.2.Indemnification of Officers and Directors.

(a)From and after the Effective Time, Buyer shall cause the Surviving LLC to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification provisions under the certificate of formation and bylaws of the Company as in effect on the date of this Agreement, and pursuant to any agreements between the Company and any Person providing for rights to indemnification or exculpation in favor of such Person, as in effect on the date of this Agreement and set forth on the Disclosure Schedule (the Persons entitled to be indemnified pursuant to such provisions, and all other current and former directors and officers of the Company, being referred to collectively as the “D&O Indemnified Parties”).

(b)Subject to Section 6.4, the Company shall obtain, at or prior to the Effective Time, a prepaid (or “tail”) directors’ and officers’ liability insurance policy in respect of events occurring prior to the Effective Time (the “D&O Insurance Policy”) for a period of six (6) years from the Effective Time, on terms with respect to such coverage and amounts no less favorable than the Company’s existing policy or, if insurance coverage that is no less favorable is unavailable, the best available coverage; provided, that the premium for such D&O Insurance Policy may not be in excess of three hundred percent (300%) of the last annual premium paid prior to the Closing.

(c)In the event Buyer or the Surviving LLC or any of their respective Subsidiaries (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the Surviving LLC or any of their respective Subsidiaries assume the obligations set forth in this Section 6.2.

(d)This Section 6.2 shall survive the consummation of the Mergers and the Effective Time, is intended to benefit and may be enforced by the D&O Indemnified Parties, and shall be binding on all successors and assigns of Buyer and the Surviving LLC.

Section 6.3.Publicity.  No Party shall, and each Party shall cause its Affiliates, officers, directors, employees, advisors and other Representatives not to, issue a press release or public announcement or otherwise make any public disclosure concerning the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable Law or stock market rule and in such case such Party must, prior to making such disclosure, (a) use commercially reasonable efforts to advise the other Party of such disclosure (including a copy thereof) as far in advance of such disclosure as is reasonably practicable and (b) consult with the other Party with respect to the content of such disclosure.

Section 6.4.Expenses.  Except as otherwise set forth in this Agreement, each of the Company, Buyer, Merger Sub and Merger Sub II shall bear its own fees and expenses incurred or owed in connection with the Mergers, this Agreement and the other transactions contemplated hereby; provided, that (a) Buyer, on the one hand, and the Company Holders, on the other hand, shall each bear 50% of the fees and expenses of the Escrow Agent, and, for the avoidance of doubt, the 50% paid by the Company Holders at Closing for the fees and expense of the Escrow Agent shall be considered “Seller Transaction Expenses” under this Agreement; (b) Buyer, on the one hand, and the Company Holders, on the other hand, shall each bear 50% of the premium for the [**]; (c) Buyer, on the one hand, and the Company Holders, on the other hand, shall each bear 50% of the premium for the D&O Insurance Policy; and (d) the Company Holders shall bear (severally, and not jointly, in accordance with their respective Pro Rata Percentages) the fees and expenses of the Shareholders’ Representative in accordance with the terms of Section 2.12; and (d) Buyer shall bear all fees and expenses of the Transfer Agent.

Section 6.5.Further Assurances and Approvals.  From time to time, as and when requested by any Party, the Parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as reasonably necessary to carry out the intent and accomplish the purposes of this Agreement and, subject to the conditions of this Agreement, the consummation of the transactions contemplated hereunder.

Section 6.6.Data Room Record.  Not later than three (3) Business Days after the date hereof, the Company shall deliver to each of Buyer and Buyer’s counsel, Ropes & Gray LLP, a DVD ROM disc (or similar media) containing a digital copy of all of the materials included in the Data Room.

Section 6.7.Stockholder Consent.  Immediately following the execution of this Agreement, the Company shall obtain the Written Consent executed by stockholders of the Company holding 100% of the Outstanding Shares as of the date hereof (the “Stockholder Consent”) and deliver the Stockholder Consent to Buyer prior to 5:00 p.m. Eastern Standard Time on the date hereof.

Section 6.8.Operation of the Business.  From the date of this Agreement until the Closing or the earlier termination of this Agreement in accordance with ARTICLE 8, without the prior written consent of Buyer, the Company shall conduct its business only in the Ordinary Course of Business and in all material respects in accordance with all applicable Legal Requirements and shall preserve intact its business organization and relationships with third parties and employees.

Section 6.9.Buyer Periodic Reports.  If the Registration Statement has not been declared effective by the SEC before September 30, 2021, from September 30, 2021 until the September 30, 2022, Buyer shall file with the SEC, within the time periods specified therefor in the SEC’s rules and regulations applicable to Buyer, all required periodic reports under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (other than reports on Form 8-K), including electronically submitting any interactive data files required to be submitted by Buyer.

Section 6.10.Employee Matters.

(a)Through December 31, 2021 (or such shorter period of the Continuing Employee’s employment, as applicable), Buyer shall cause the Surviving LLC to provide each employee of the Company who is employed by the Company as of the Closing and who continues to be employed by the Surviving LLC immediately following the Closing (each, a “Continuing Employee”) with (i) a base salary or hourly wage rate no less favorable than that provided to such Continuing Employee immediately prior to the Effective Time; (ii) except as otherwise agreed between Buyer and a Continuing Employee, a target cash incentive compensation opportunity (excluding any equity-based compensation) no less favorable than that provided to such Continuing Employee immediately prior to the Effective Time; and (iii) other employee benefits (excluding any equity-based compensation), substantially comparable in the aggregate to either (y) those benefits provided to such Continuing Employee immediately prior to the Effective Time and made available in the Data Room to Buyer and its Representatives or (z) those benefits provided by Buyer to similarly situated employees of Buyer.

(b)To the extent that service is relevant for eligibility, vesting or allowances (including paid time off but excluding for purposes of any equity-based compensation) under any severance, health or welfare benefit plan, 401(k) plan or other benefit plan of Buyer or the Surviving LLC, Buyer shall use commercially reasonable efforts to cause such plan to, for purposes of eligibility vesting and allowances (including paid time off), credit Continuing Employees for service with the Company prior to the Closing to the same extent that such service was recognized prior to the Closing under a corresponding Company Benefit Plan; provided, that the foregoing shall not apply to the extent that its application would result in a duplication of benefits; provided, further, that the foregoing shall not apply for benefit accrual purposes under any defined benefit pension plan or retiree medical plan.

(c)With respect to each health or welfare benefit plan of Buyer or the Surviving LLC made available to Continuing Employees in the plan year in which the Closing occurs, Buyer or the Surviving LLC shall use commercially reasonable efforts to cause to be waived any pre-existing condition or eligibility limitations and give effect, in determining any deductibles and maximum out of pocket limitations, to claims incurred, amounts paid by, and amounts reimbursed to, Continuing Employees under similar Company Benefit Plans as in effect prior to the Closing.

(d)Nothing in this Section 6.10 shall (i) create any right in any Continuing Employee to continued employment by Buyer or the Surviving LLC or terms or conditions of employment or (ii) require Buyer or the Surviving LLC to continue any Company Benefit Plan or prevent the establishment, adoption, amendment, modification or termination of any Company Benefit Plan or nay other employee benefit or compensatory plan, program, policy, arrangement or agreement after the Closing.  Nothing in this Section 6.10 shall be construed to create a right in any employee to employment with Buyer or the Surviving LLC. Nothing in this Section 6.10, or elsewhere in this Agreement, shall confer upon any employee or other service provider to the Company or the Surviving LLC or any of their Affiliates, or any legal representative or beneficiary of any such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

ARTICLE 7

Closing Conditions

Section 7.1.Conditions to the Obligations of Buyer at Closing.  The obligations of Buyer, Merger Sub and Merger Sub II to consummate the Mergers are subject to the fulfillment, or, to the extent permitted by Law, waiver by Buyer, Merger Sub and Merger Sub II, of each of the following conditions:

(a)The Stockholder Consent will have been received and delivered to Buyer.

(b)The deliverables listed in Section 3.1 will have been delivered to Buyer.

(c)The Company will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing.

(d)No temporary restraining order, preliminary or permanent injunction, or other order or judgment preventing the consummation of the Mergers or the other transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect.

(e)Since the date of this Agreement, there will not have occurred or arisen any events, changes, facts, conditions or circumstances, nor will there exist any events, changes, facts, conditions or circumstances, which individually or in the aggregate have resulted in or would reasonably be expected to result in a Material Adverse Effect.

Section 7.2.Conditions to the Obligations of the Company at Closing.  The obligations of the Company to consummate the Mergers is subject to the fulfillment, or, to the extent permitted by Law, waiver by the Company, of each of the following conditions:

(a)The deliverables listed in Section 3.2 will have been delivered to Buyer.

(b)Buyer will have performed and complied with, in all material respects, all agreements, obligations and covenants contained in this Agreement that are required to be performed or complied with by it at or prior to the Closing.

(c)No temporary restraining order, preliminary or permanent injunction, or other order or judgment preventing the consummation of the Mergers or the other transactions contemplated by this Agreement shall have been issued by any court of competent jurisdiction and remain in effect.

ARTICLE 8

Termination

Section 8.1.Termination of Agreement.  This Agreement may be terminated and the Mergers and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)by mutual written consent of Buyer and the Company;

(b)by Buyer, if the Stockholder Consent is not received and delivered to Buyer prior to 5:00 p.m. Eastern Standard Time on the date hereof; or

(c)by either Buyer or the Company, if the Closing has not occurred before 5:00 p.m. Eastern Standard Time on the Business Day following the date hereof; provided that, a Party may not terminate this Agreement pursuant to this Section 8.1(c) if the Closing has not occurred on such Business Day as a result of any breach of any provision of this Agreement by such Party.

Section 8.2.Effect of Termination.  In the event of a termination of this Agreement pursuant to Section 8.1, this Agreement (other than the provisions of this ARTICLE 8 and Section 6.3 (Publicity), Section 6.4 (Expenses), Section 10.4 (Enforcement) and Section 10.10 (Governing Law), which shall survive termination) shall then be null and void and have no further force and effect and all other rights and liabilities of the parties hereunder will terminate without any liability of any Party to any other Party, except for liabilities arising in respect of intentional or willful breaches under this Agreement by any Party prior to such termination.

ARTICLE 9

No survival

Section 9.1.No Survival of Representations and Warranties.  Except in the case of fraud, (a) all representations and warranties of the parties set forth in this Agreement, and (b) the covenants and agreements of the parties required to be performed or fulfilled at or prior to the Effective Time contained in this Agreement shall, in each case, terminate, expire, and cease to have any further force or effect at the Effective Time.  For the avoidance of doubt, nothing in this Agreement (including this Section 9.1) shall preclude recovery by Buyer under the [**].

ARTICLE 10

Miscellaneous

Section 10.1.Notices.  All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be delivered by (a) electronic mail in .pdf or similar format (with confirmation of transmission), (b) a nationally recognized overnight courier (with confirmation of delivery) or (c) personal delivery, in each case to the following addresses, or to such other addresses as shall be designated from time to time by a Party in accordance with this Section 10.1:

(a)if to Buyer, Merger Sub or Merger Sub II:

Beam Therapeutics Inc.

26 Lansdowne Street

Cambridge, MA 02139

Attention: John Evans, Chief Executive Officer

Tel: [**]

Email: [**]

with a copy to (which shall not constitute notice):

Ropes & Gray LLP

Attention: Marc A. Rubenstein, Esq.

Prudential Tower

800 Boylston Street

Boston, MA 02199

Tel: [**]

Email: [**]

if to the Company:

Guide Therapeutics, Inc.

Attention: Cory Sago, Chief Technology Officer

1860 Montreal Rd

Tucker, GA 30084

Email: [**]

with a copy to (which shall not constitute notice):

Orrick Herrington & Sutcliffe LLP

Columbia Center

1152 15th Street, N.W.

Washington, D.C. 20005-1706

United States

Attn: David Schulman

Email: [**]

if to the Shareholders’ Representative:

Shareholder Representative Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attention: Managing Director

Email: [**]

Facsimile: [**]

Telephone: [**]

All notices and communications under this Agreement shall be deemed to have been duly given (a) when delivered by hand, if personally delivered, (b) upon receipt when delivered by a nationally recognized overnight courier (such date of receipt being evidenced by the courier’s service records) or (c) when sent, if sent by electronic mail, to the appropriate email addresses set forth in this Section 10.1 during normal business hours of the recipient and on the next Business Day if sent after normal business hours of the recipient.

Section 10.2.Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties prior to the Closing without the prior written consent of the other Parties, except that (a) each of Merger Sub and Merger Sub II may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Buyer or to any Affiliate of Buyer, and (b) Buyer may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any Affiliate of Buyer; provided, that in each case no such assignment shall release the assigning Party of its obligations under this Agreement.  Subject to Section 2.18(d) and Section 6.1(e)(v)(C), any of the rights, interests or obligations hereunder may be assigned, in whole or in part, by operation of Law or otherwise following the Closing by any of the Parties without the prior written consent of the other Parties. Subject to the preceding two sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the Parties and their respective successors and assigns.

Section 10.3.Consents and Approvals.  For any matter under this Agreement requiring the consent or approval of any Party, to be valid and binding on the Parties, such consent or approval must be in writing.

Section 10.4.Enforcement; Specific Performance.

(a)Each Party irrevocably submits to the exclusive jurisdiction of the Delaware Chancery Court, and any federal court of the United States of America sitting in the State of Delaware, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.  Each Party agrees to commence any such action, suit or proceeding either in the Delaware Chancery Court or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in any federal court of the United States of America sitting in the State of Delaware.  Each Party further agrees that service of any process, summons, notice or document by the U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 10.4.  Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the Delaware Chancery Court, and (ii) any federal court of the United States of America sitting in the State of Delaware, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  This Section 10.4 shall not apply to any dispute under Section 2.17 that is required to be decided by the Accounting Firm.

(b)Each party hereto waives its right to trial of any issue by jury.  Each Party hereto (i) certifies that no Representative of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 10.4.

(c)The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, each of the parties shall be entitled to specific performance of the terms of this Agreement, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the Parties further waives (i) any defense in any action for specific performance that a remedy at law would be adequate, and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 10.5.Amendment and Waiver.

(a)No failure or delay on the part of any Party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any Party at Law, in equity or otherwise.

(b)Except as otherwise specifically set forth in this Agreement, this Agreement may be amended by the Parties at any time, whether before or after the Shareholder Approval has been obtained; provided, however, that, after the Shareholder Approval has been obtained, there shall be made no amendment that by Law requires further approval by shareholders of either Party, without the further approval of such shareholders.  This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of each of the Parties; provided that, to the extent permitted by applicable Law, Buyer and the Shareholders’ Representative may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Buyer and the Shareholders’ Representative.  In the case of a waiver, such waiver shall be effective only if it is made or given in writing and signed by the party granting the waiver and shall be effective only in the specific instance and for the specific purpose for which made or given.

Section 10.6.No Additional Representations and Warranties.

(a)The parties hereto acknowledge and agree that (a) each such party is an informed and sophisticated Person, has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Company as contemplated under this Agreement, (b) has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery, and performance of this Agreement and all the transactions contemplated hereby and (c) they are relying exclusively on the representations set forth in Article 4 and Article 5 and their own examination and investigation of the Company and that they are not relying on any other statements or documents.  Without limiting the generality of the foregoing, the parties hereto each acknowledge that the neither party makes any representation or warranty with respect to (i) any projections, estimates, or budgets delivered to or made available to the other party of future revenues, future results of operations (or any component thereof), future cash flows, or future financial condition (or any component thereof) of the Surviving LLC or the future business and operations of the Surviving LLC, or (ii) any other written information or documents made available to the other party or their counsel, accountants, or advisors with respect to the Company, Buyer or any of their businesses, assets, Liabilities or operations, except as expressly set forth in this Agreement.

Section 10.7.Entire Agreement.  This Agreement, together with all annexes, schedules (including the Disclosure Schedule) and exhibits and all ancillary agreements, documents or instruments to be delivered in connection herewith and therewith, contain the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersede all prior discussions, negotiations, commitments, agreements and understandings, both written and oral, relating to such subject matter.

Section 10.8.No Third-Party Beneficiaries.  Except as otherwise provided in this Agreement, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such successors and assigns, any legal or equitable rights hereunder (except that Section 6.2 is intended to benefit the D&O Indemnified Parties).

Section 10.9.Counterparts.  This Agreement may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  This Agreement may be executed by .pdf or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were the original signatures.

Section 10.10.Governing Law.  This Agreement and all matters relating to or arising out of this Agreement (whether sounding in contract, tort or otherwise) shall be governed by, and construed in accordance with, the substantive Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 10.11.Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[Signature pages follow.]

In Witness Whereof, the Parties have caused this Agreement to be signed by their duly authorized representatives as of the date first written above.

BEAM THERAPEUTICS INC.

By:	/s/ John Evans
Name: John Evans
Title: Chief Executive Officer

GALILEO MERGER SUB I, INC.

By:	/s/ John Evans
Name: John Evans
Title: Chief Executive Officer

GALILEO MERGER SUB II, LLC

By:	/s/ John Evans
Name: John Evans
Title: Chief Executive Officer

GUIDE THERAPEUTICS, INC.

By:	/s/ Cory Sago
Name:	Cory Sago
Title:	Chief Technology Officer and Treasurer

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Shareholders’ Representative

By:	/s/ Sam Riffe
Name: Sam Riffe
Title: Managing Director

COMPANY HOLDER (solely for purposes of Section 2.12)

By:	/s/ Brandon Krupczak

COMPANY HOLDER (solely for purposes of Section 2.12)

By:	/s/ Cory Sago

COMPANY HOLDER (solely for purposes of Section 2.12)

By:	/s/ Thomas Reese Saylor

COMPANY HOLDER (solely for purposes of Section 2.12)

GreatPoint Ventures Innovation Fund II, L.P.,
a Delaware Limited Partnership

By:	GreatPoint Investment Partners II, LLC
Its:	General Partner

By:	/s/ Andrew Perlman
Name:	Andrew Perlman
Title:	Managing Partner

COMPANY HOLDER (solely for purposes of Section 2.12)

By:	GV 2019 GP, L.P., its General Partner
BY:	GV 2019 GP, L.L.C., its General Partner

By:	/s/ Daphne Chang
Name:	Daphne Chang
Title:	Authorized Signatory

COMPANY HOLDER (solely for purposes of Section 2.12)

Biomatics Capital Partners II, L.P.

By:	Biomatics Capital Management II, L.L.C.
Its:	General Partner

By:	/s/ Julie Sunderland
Name:	Julie Sunderland
Title:	Managing Director

COMPANY HOLDER (solely for purposes of Section 2.12)

By:	/s/ James Dahlman

COMPANY HOLDER (solely for purposes of Section 2.12)

The Dahlman Cattie New Hampshire Trust

By:	/s/ Steve Burke
Name:	Steve Burke
Title:	Trustee

Exhibit A

Form of Letter of Transmittal

Exhibit B

Form of Escrow Agreement

Exhibit C

Form of Non-Compete and Restrictive Covenant Agreement

Exhibit D

Form of Consulting Agreement

Exhibit E

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Annex I

Company Holder Information

[Attached]

Annex II

Seller Transaction Expenses

[Attached]

Annex III

Change of Control Payments

[Attached]

Annex IV

Cost Basis Information

[Attached]